                                                                 EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                             SIERRACITIES.COM INC.

                                       AT

                              $5.68 NET PER SHARE

                                       BY

                                  AMTRS CORP.

                          A WHOLLY-OWNED SUBSIDIARY OF

             AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, MARCH 26, 2001, UNLESS THE OFFER IS EXTENDED.

     THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 14, 2001, BY AND AMONG SIERRACITIES.COM INC., AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. AND AMTRS CORP. THE BOARD OF DIRECTORS OF SIERRACITIES.COM INC. HAS BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT APPROVED THE AGREEMENT AND PLAN OF MERGER, OUR TENDER OFFER AND THE PROPOSED MERGER OF AMTRS CORP. WITH SIERRACITIES.COM INC. THE BOARD ALSO DETERMINED THAT THE AGREEMENT AND PLAN OF MERGER, OUR TENDER OFFER AND THE PROPOSED MERGER OF AMTRS CORP. WITH SIERRACITIES.COM INC. ARE FAIR TO AND IN THE BEST INTERESTS OF SIERRACITIES.COM INC. AND ITS STOCKHOLDERS AND, BY THAT SAME UNANIMOUS VOTE, RECOMMENDED THAT SUCH STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF SIERRACITIES.COM INC. COMMON STOCK WHICH, TOGETHER WITH THE SHARES THEN BENEFICIALLY OWNED BY AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. OR AMTRS CORP., REPRESENTS AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES CALCULATED ON A FULLY DILUTED BASIS AND (2) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 HAVING EXPIRED OR TERMINATED BEFORE THE EXPIRATION OF THE OFFER. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. HOWEVER, THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTION 14.

                                   IMPORTANT

     Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined in the Introduction to this Offer to Purchase) should either (1) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and (a) mail or deliver the Letter of Transmittal, together with the certificate(s) evidencing the tendered Shares and all other required documents, to EquiServe Trust Company, N.A., as depositary and disbursing agent, at its address set forth on the back cover of this Offer to Purchase or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (2) request that such stockholder's broker, dealer, commercial bank, trust company or other nominee effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Disbursing Agent by the expiration of the Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     References to Shares include references to the associated preferred share purchase rights. See Introduction. The tender of a Share will constitute the tender of the associated right. See Section 3.

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials, may be directed to Morrow & Co., Inc., as Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

FEBRUARY 27, 2001

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
SUMMARY TERM SHEET.........................................................    1
INTRODUCTION...............................................................    6

THE OFFER..................................................................    9

  SECTION 1.   TERMS OF THE OFFER; EXPIRATION DATE.........................    9

  SECTION 2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES...............   11

  SECTION 3.   PROCEDURES FOR TENDERING SHARES.............................   12

  SECTION 4.   WITHDRAWAL RIGHTS...........................................   15

  SECTION 5.   CERTAIN TAX CONSIDERATIONS..................................   16

  SECTION 6.   PRICE RANGE OF SHARES; DIVIDENDS............................   16

  SECTION 7.   CERTAIN INFORMATION CONCERNING THE COMPANY..................   17

  SECTION 8.   CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND
               AMERICAN EXPRESS............................................   18

  SECTION 9.   SOURCE AND AMOUNT OF FUNDS..................................   20

  SECTION 10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY..........   20

  SECTION 11.  PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY;
               MERGER AGREEMENT; TENDER AGREEMENTS AND OTHER AGREEMENTS;
               OTHER MATTERS...............................................   21

  SECTION 12.  DIVIDENDS AND DISTRIBUTIONS.................................   40

  SECTION 13.  EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, THE NASDAQ
               NATIONAL MARKET LISTING AND EXCHANGE ACT REGISTRATION.......   40

  SECTION 14.  CERTAIN CONDITIONS OF THE OFFER.............................   41

  SECTION 15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS..............   43

  SECTION 16.  FEES AND EXPENSES...........................................   45

  SECTION 17.  MISCELLANEOUS...............................................   45

                                    SCHEDULES

SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER AND
           AMERICAN EXPRESS................................................  I-1

                               SUMMARY TERM SHEET

     American Express Travel Related Services Company, Inc., through its wholly-owned subsidiary, AMTRS Corp., is offering to purchase all of the outstanding common stock of SierraCities.com Inc. for $5.68 per share, net to the seller in cash. The following are some of the questions that you, as a stockholder of SierraCities.com Inc., may have and the answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is AMTRS Corp. We are a Delaware corporation formed for the purpose of making a cash tender offer for all of the outstanding common stock of SierraCities.com Inc. We are a wholly-owned subsidiary of American Express Travel Related Services Company, Inc., a New York corporation. See "Introduction."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock, par value $.01 per share, of SierraCities.com Inc. (which automatically includes the preferred share purchase rights issued under the Rights Agreement, dated as of December 30, 1998, between SierraCities.com Inc. and Harris Trust and Savings Bank, as rights agent, that are associated with your shares). See "Introduction."

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $5.68 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     American Express Travel Related Services Company, Inc., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to complete the merger which is expected to follow the successful completion of the offer. It is anticipated that all of such funds will be readily available from American Express Travel Related Services Company, Inc.'s corporate funds. See "Section 9 -- Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash and we believe our funding will be readily obtainable. Additionally, the offer is not subject to any financing condition and, if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger. See "Section 9 -- Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Monday, March 26, 2001, to tender your shares in the offer. Further, if you are unable to deliver the required documents in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure that is described later in this Offer to Purchase. In addition, if we extend the expiration date of the offer or if we

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

decide to include a subsequent offering period, as described below, you will have an additional opportunity to tender your shares. See "Section 1 -- Terms of the Offer; Expiration Date" and "Section 3 -- Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     - We have agreed in the merger agreement that we will extend the expiration date of the offer for one additional period of 10 business days if the conditions to the offer are not satisfied or waived at the scheduled expiration date of the offer.

     - If the conditions to the offer are not satisfied or waived at the end of that first extension period, we will extend the offer for a second additional period of 10 business days to permit the conditions to the offer to be satisfied or waived.

     - If certain conditions to the offer are still not satisfied or waived at that point, we must extend the offer for a third additional period of 10 business days.

     - In addition, we may extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission.

     See "Section 1 -- Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we decide to extend the offer, we will inform EquiServe Trust Company, N.A., the depositary and disbursing agent for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the date on which the offer was to expire. See "Section 1 -- Terms of the Offer; Expiration Date."

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     We currently have no intention to provide a subsequent offering period, although we may later elect to do so. A subsequent offering period would be a period of three business days to 20 business days, in addition to the scheduled period of the offer and the extensions described above, in which you could tender your shares. If we do later elect to provide a subsequent offering period, we will do so, and make an announcement, as required by the Securities and Exchange Commission's rules. See "Section 1 -- Terms of the Offer; Expiration Date."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     - We are not obligated to purchase any shares that you validly tender unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents, together with shares already owned, directly or indirectly, by American Express Travel Related Services Company, Inc. or AMTRS Corp., at least two-thirds of the outstanding common stock of SierraCities.com Inc., which, for purposes of computing this amount, includes the number of shares of common stock that SierraCities.com Inc. is obligated to issue under its outstanding stock options, other benefit plans or otherwise.

     - We are also not obligated to purchase any shares that you validly tender if, among other things, the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated.

     Other conditions to the offer are described in "Section 14 -- Certain Conditions of the Offer."

HOW DO I TENDER MY SHARES?

     If you are a record holder, you may tender your shares by delivering the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required, to EquiServe

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

Trust Company, N.A., the depositary and disbursing agent for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company.

     If you are unable to deliver the required documents to EquiServe Trust Company, N.A. by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by EquiServe Trust Company, N.A. within three trading days. A trading day is any day on which The Nasdaq National Market is open for business. However, EquiServe Trust Company, N.A. must receive the missing items within that three trading day period. See "Section 3 -- Procedures for Tendering Shares."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a properly executed written notice of withdrawal with the required information to EquiServe Trust Company, N.A. while you still have the right to withdraw the shares. See "Section 4 -- Withdrawal Rights."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not accepted your shares for payment by April 27, 2001, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to shares tendered during a subsequent offering period, if any is provided. See "Section 1 -- Terms of the Offer; Expiration Date" and "Section 4 -- Withdrawal Rights."

WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTION?

     The receipt of cash by you in exchange for your shares pursuant to the offer, the merger or upon exercise of appraisal rights is generally a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, you will recognize capital gain or loss equal to the difference between the adjusted tax basis of your shares and the amount of cash that you receive from us for the shares. We encourage you to consult with your own tax advisor about the particular effect a tender would have on you for U.S. federal, state, local and, if applicable, foreign income and other tax purposes. See "Section 5 -- Certain Tax Considerations."

WHAT DOES THE BOARD OF DIRECTORS OF SIERRACITIES.COM INC. THINK OF THE OFFER?

     We are making the offer under the terms of the merger agreement. The Board of Directors of SierraCities.com Inc., acting by unanimous vote of all directors present, has approved the merger agreement, our tender offer and our proposed merger with SierraCities.com Inc. The Board of Directors of SierraCities.com Inc., acting by unanimous vote of all directors present, has determined that the offer and merger are fair and in the best interests of SierraCities.com Inc. and its stockholders and recommended that the stockholders of SierraCities.com Inc. accept the offer and tender their shares. See "Section 10 -- Background of the Offer; Contacts with the Company" and "Section 11 -- Purpose of the Offer and Merger; Plans for the Company; Merger Agreement; Tender Agreements and Other Agreements; Other Matters."

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

     Yes. Holders of approximately 20% of the outstanding common stock of SierraCities.com Inc. have agreed to tender all of their shares in the offer. See "Introduction" and "Section 11 -- Purpose of the Offer and Merger; Plans for the Company; Merger Agreement; Tender Agreements and Other Agreements; Other Matters."

IF TWO-THIRDS OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL SIERRACITIES.COM INC. CONTINUE AS A PUBLIC COMPANY?

     No. Following our purchase of the shares in the offer, we expect to consummate the merger. If the merger takes place, SierraCities.com Inc. will be owned directly by American Express Travel Related Services Company, Inc. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that:

     - SierraCities.com Inc.'s common stock will no longer be eligible to be quoted on The Nasdaq National Market,

     - there may not be a public trading market for SierraCities.com Inc.'s stock and

     - SierraCities.com Inc. may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies.

     See "Section 13 -- Effect of the Offer on the Market for the Shares, The Nasdaq National Market Listing and Exchange Act Registration."

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL SIERRACITIES.COM INC. SHARES ARE NOT TENDERED IN THE OFFER?

     Yes. If in the offer we acquire at least two-thirds of the outstanding shares of SierraCities.com Inc., which, for purposes of computing this amount, includes the number of shares of common stock that SierraCities.com Inc. is obligated to issue under its outstanding stock options, other benefit plans or otherwise, AMTRS Corp. will be merged with and into SierraCities.com Inc. If that merger takes place, American Express Travel Related Services Company, Inc. will own all of the shares of SierraCities.com Inc. and all stockholders of SierraCities.com Inc. (other than AMTRS Corp., American Express Travel Related Services Company, Inc. and their wholly-owned direct or indirect subsidiaries and stockholders of SierraCities.com Inc. properly exercising appraisal rights) will receive $5.68 per share in cash (or any higher price per share that is paid in the offer). See "Section 13 -- Effect of the Offer on the Market for the Shares, The Nasdaq National Market Listing and Exchange Act Registration."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders (other than those properly exercising appraisal rights under Delaware law) not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only differences to you between tendering your shares and not tendering your shares are that you will be paid earlier if you tender your shares in the offer, you will not have appraisal rights if you tender your shares in the offer and you may have different income tax results because of the longer period of time during which you would hold the shares that are not purchased pursuant to the offer if you do not tender your shares in the offer.

     However, even if the merger does not take place, the number of stockholders and shares of SierraCities.com Inc. that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for SierraCities.com Inc.'s common stock. The shares may no longer be eligible to be quoted on The Nasdaq National Market, and SierraCities.com Inc. may cease making filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the rules of the Securities and Exchange Commission relating to publicly held companies. See "Section 13 -- Effect of the Offer on the Market for the Shares; The Nasdaq National Market Listing and Exchange Act Registration" and "Section 15 -- Certain Legal Matters and Regulatory Approvals."

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

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On February 13, 2001, the last full trading day before we announced the signing of the merger agreement, the closing price per share of SierraCities.com Inc. common stock on The Nasdaq National Market was 4 1/16. On February 26, 2001, the last full trading day before we commenced the offer, the closing price per share of SierraCities.com Inc. common stock on The Nasdaq National Market was 5 19/32. We advise you to obtain a recent quotation for shares of SierraCities.com Inc.'s common stock in deciding whether to tender your shares. See "Section 6 -- Price Range of Shares; Dividends."

WHO WILL DETERMINE THE VALIDITY OF MY TENDER OF SHARES?

     We have reserved the sole right to decide any questions concerning the validity, form, eligibility, timeliness and other questions relating to tenders of shares. We have also reserved the right to waive any defect or irregularity. In exercising our waiver power we may choose not to treat similar defects or irregularities in the same manner. All of our decisions relating to the validity of tenders will be final and binding.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call Morrow & Co., Inc., at (800) 607-0088 or collect at (212) 754-8000. Morrow & Co., Inc. is acting as the information agent for our offer.

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

TO THE HOLDERS OF COMMON STOCK OF SIERRACITIES.COM INC.:

                                  INTRODUCTION

     AMTRS Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of American Express Travel Related Services Company, Inc., a New York corporation ("Parent"), hereby offers to purchase all of the issued and outstanding shares of Common Stock, par value $.01 per share (the "Company Common Stock"), of SierraCities.com Inc., a Delaware corporation (the "Company") (such shares of Company Common Stock, together with the preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of December 30, 1998 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as rights agent, associated with such shares, being hereinafter collectively referred to herein as the "Shares"), at a purchase price of $5.68 per Share (such price, or such higher price as may be paid in the Offer (as defined below), being referred to herein as the "Per Share Amount"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with this Offer to Purchase and any supplements or amendments, collectively constitute the "Offer").

     Tendering stockholders who are record owners of Shares and tender directly to the Disbursing Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer or the Merger (as defined below). Stockholders of the Company (the "Stockholders") who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fee. Purchaser will pay all fees and expenses of EquiServe Trust Company, N.A., as the depositary and disbursing agent (the "Disbursing Agent"), Morrow & Co., Inc., as information agent (the "Information Agent") and First Union Securities Inc., as dealer manager (the "Dealer Manager") incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 14, 2001, by and among the Company, Parent and Purchaser (the "Merger Agreement"). The Merger Agreement provides, among other things, that following the consummation of the Offer and as promptly as practicable, but in no event later than 10:00 a.m. New York time on the second business day following satisfaction or waiver of all the conditions (other than conditions which, by their nature are to be satisfied at the consummation of the Merger, but subject to those conditions) to the obligations of the parties to effect the Merger and in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), Purchaser will merge with and into the Company (the "Merger"). Upon consummation of the Merger, the Company will be the surviving corporation of the Merger. Thereupon, each Share that is issued and outstanding immediately prior to the consummation of the Merger (other than Dissenting Shares, as hereinafter defined, and Excluded Shares, as hereinafter defined) shall automatically be converted into and represent the right to receive, pursuant to the Merger Agreement, the Per Share Amount in cash payable to the holder thereof, without interest (the "Merger Consideration"), and the Company will be a wholly-owned subsidiary of Parent. The Merger shall become effective upon the filing of a certificate of merger or a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the time the Merger becomes effective being the "Effective Time").

     Simultaneously with the execution of the Merger Agreement, and as a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, Parent entered into Tender Agreements, dated as of February 14, 2001 (each a "Tender Agreement"), with Depping 1999 Investment Limited Partnership, Thomas J. Depping, Sandy B. Ho, Redstone Group, Ltd., David C. Shindeldecker and David L. Solomon (collectively, the "Identified Stockholders"). Collectively, the Identified Stockholders have represented in the Tender Agreements that they are the record and beneficial owners of Shares that represent approximately 20.12% of the Shares as of February 12, 2001. Pursuant to the Tender Agreements, the Identified Stockholders have agreed to tender all of their Shares in the Offer.

     The Merger Agreement and Tender Agreements are more fully described in
Section 11.

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

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") AT A MEETING DULY CALLED AND HELD, HAS BY THE UNANIMOUS VOTE OF ALL DIRECTORS OF THE COMPANY PRESENT, (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND EACH TENDER AGREEMENT, EACH IN ACCORDANCE WITH THE REQUIREMENTS OF THE DGCL, (3) DECLARED THAT THE MERGER AGREEMENT IS ADVISABLE AND (4) RESOLVED TO RECOMMEND THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

     THE FACTORS CONSIDERED BY THE COMPANY BOARD IN TAKING SUCH ACTIONS ARE DESCRIBED IN THE COMPANY SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND IS BEING MAILED TO THE STOCKHOLDERS CONCURRENTLY HEREWITH.

     CREDIT SUISSE FIRST BOSTON CORPORATION ("CSFB") HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF CSFB, DATED FEBRUARY 14, 2001, THAT, AS OF SUCH DATE, BASED ON AND SUBJECT TO THE ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS SET FORTH IN ITS WRITTEN OPINION, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO SUCH HOLDERS, OTHER THAN PARENT, FROM A FINANCIAL POINT OF VIEW, IS SET FORTH IN FULL AS A SCHEDULE TO THE SCHEDULE 14D-9. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE SCHEDULE 14D-9 AND SUCH OPINION CAREFULLY IN THEIR ENTIRETY.

     The Offer is conditioned upon, among other things, (1) there having been validly tendered and not withdrawn before the Expiration Date (as defined below) a number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser, represents at least two-thirds of the outstanding Shares calculated on a fully diluted basis (the "Minimum Condition") ("on a fully diluted basis" means, as of any date: the number of Shares outstanding, together with the number of Shares the Company is then required to issue pursuant to obligations outstanding at that date under outstanding stock options, other benefit plans or otherwise), and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), having expired or terminated before the Expiration Date.

     The Company has informed Purchaser that as of February 23, 2001, 18,918,640 Shares were outstanding and 2,126,246 Shares were issuable under the Company Stock Plans (as hereinafter defined), and no other stock of the Company was outstanding or committed to be issued. Based on this information, Purchaser believes that the Minimum Condition will be satisfied if Purchaser acquires at least 14,036,939 Shares in the Offer. Certain other conditions to the Offer are described in Section 14.

     The purpose of the Offer, the Merger and the Merger Agreement is to enable Parent to acquire control of the entire equity interest of the Company. The Merger Agreement provides that, effective upon the acceptance for payment of any Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate the number of directors (the "Parent Designees"), rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this obligation) multiplied by
(2) the percentage that the number of Shares beneficially owned by Parent or Purchaser following the acceptance for payment of Shares pursuant to the Offer bears to the total number of Shares outstanding, and the Company shall promptly take all action necessary to cause each of the Parent Designees to be elected or appointed to the Company Board, including increasing the size of the Company Board and seeking, accepting and securing resignations of incumbent directors. At such time, and from time to time thereafter, to the extent requested by Parent, the Company shall use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board and (B) each Board of Directors of each Company Subsidiary (as defined in the Merger Agreement), and each committee thereof, that represents the same percentage as the Parent Designees represent on the Company Board. Notwithstanding the foregoing, the Company, Purchaser and Parent shall use their respective best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors"), provided that if there shall be in office fewer than two

Continuing Directors for any reason, the Company Board shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of the Merger Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, Parent or Purchaser or any of their respective affiliates and such persons shall be deemed to be Continuing Directors for all purposes of the Merger Agreement. See Section 11.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the Stockholders, if such a vote is required. See
Section 11, Section 14 and Section 15. Under the Company's Certificate of Incorporation, as amended and restated (the "Certificate of Incorporation"), and the DGCL, the holders of Shares have one vote for each Share owned of record. Subject to the following paragraph, under the Certificate of Incorporation, the affirmative vote of two-thirds of the then outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other Stockholders.

     Under Section 253 of the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then-outstanding Shares, Purchaser will be able to consummate the Merger without a vote of the Stockholders. In such event, Parent and Purchaser will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Stockholders. If, however, Purchaser does not acquire at least 90% of the then-outstanding Shares pursuant to the Offer or otherwise, and a vote of the Stockholders is required under the DGCL, a longer period of time will be required to effect the Merger. See Section 11 and Section 15.

     No appraisal rights are available in connection with the Offer. Stockholders may exercise appraisal rights pursuant to the DGCL in connection with the Merger, however, regardless of whether the Merger is consummated with or without a vote of the Stockholders.

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

SECTION 1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date, and not properly withdrawn as permitted by Section 4 below. For purposes of the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on March 26, 2001, unless and until Purchaser extends the period of time for which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the expiration or termination of any applicable waiting periods imposed by the HSR Act. The Offer is also subject to certain other conditions set forth in Section 14. If any of these conditions is not satisfied or if any events specified in Section 14 have occurred prior to the Expiration Date, subject to the terms of the Merger Agreement, Purchaser (1) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pay for any Shares tendered pursuant to the Offer, and (subject to any such rules and regulations) may postpone the acceptance for payment of or payment for any Shares tendered pursuant to the Offer and (2) to the extent permitted under the Merger Agreement, may terminate or amend the Offer as to any Shares not then paid for and not accept for payment any Shares. Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer. Purchaser further acknowledges that Purchaser may not delay acceptance for payment of, or delay payment for, any Shares upon the occurrence of any of the events specified in Section 14 without extending the period of time during which the Offer is open.

     Purchaser reserves the right (but is not obligated), subject to the terms of the Merger Agreement, at any time and from time to time, to amend the Offer or waive any of the conditions of the Offer and to make any change in the terms or conditions of the Offer in its sole discretion; provided, however, that no change or waiver may be made, without the prior written consent of the Company, that

     - decreases or changes the form of the Per Share Amount,

     - decreases the number of Shares sought in the Offer,

     - amends or waives the Minimum Condition or imposes conditions to the Offer other than those set forth in Section 14,

     - except as provided below, extends the Expiration Date or

     - amends any terms of the Offer in any manner adverse to the Stockholders, except, in each case, as otherwise permitted under the Merger Agreement.

     The Merger Agreement provides that, without the consent of the Company, Purchaser will not extend the Expiration Date except

     - as required by law and

     - that, in the event that the conditions to the Offer are not satisfied or waived at the time that the Expiration Date would otherwise occur,

        - Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the conditions to the Offer to be satisfied,

        - if the conditions to the Offer are not satisfied or waived following the extension described in the preceding sub-bullet, Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the conditions to the Offer to be satisfied and

        - if following the extension described in the preceding sub-bullet any condition to the Offer other than the Minimum Condition (and any condition to the Offer that is not capable of being satisfied) is then not satisfied or waived, Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the conditions to the Offer to be satisfied.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, with any announcement of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to Stockholders in connection with the Offer be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders. However, a minimum of 10 business days from the date of such change may be required to allow for adequate dissemination and investor response if a change relates to the price to be paid or, subject to certain limitations, a change in the percentage of securities sought or the inclusion of or change to a dealer's soliciting fee.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought (which decrease would require the Company's consent) or to increase or decrease the Per Share Amount (which decrease would require the Company's consent), such decrease in the number of Shares being sought or such increase or decrease in the Per Share Amount will be applicable to all of the Stockholders whose Shares are accepted for payment pursuant to the Offer. If at the time notice of any such decrease in the number of Shares being sought or increase or decrease in the Per Share Amount is first published, sent or given to holders of such Shares, the Offer is scheduled to expire prior to the tenth business day from and including the date that such notice is first so published, sent or given, then the Offer will be extended at least until the expiration of such 10-business day period. For purposes of the Offer, a "business day" means any day, other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     During any extension of the Offer, all Shares previously tendered and not withdrawn will remain tendered pursuant to the Offer, subject to the rights of a tendering Stockholder to withdraw such Stockholder's Shares. See Section 4.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser has the right, but is not required, to provide for a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"), subject to certain conditions set forth in such Rule. A Subsequent Offering Period is an additional period of time from three business days to 20 business days, following the expiration of the Offer on the Expiration Date and the purchase of Shares in the Offer, during which Stockholders may tender, but not withdraw, Shares not tendered in the Offer. If Purchaser decides to provide for a Subsequent Offering Period, and such Subsequent Offering Period is for a period of time which is less than 20 business days, Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of 20 business days. A Subsequent Offering Period, if one is provided, is not an extension of the Offer.

     Purchaser does not currently intend to provide for a Subsequent Offering Period, although it reserves the right to do so in its sole discretion by giving oral or written notice of such Subsequent Offering Period to the Disbursing Agent. If a Subsequent Offering Period is held, Purchaser will announce the approximate number and percentage of Shares deposited as of the Expiration Date no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date, and such securities will be immediately accepted and promptly paid for. All conditions to the Offer must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

     Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for any Shares tendered the same consideration paid in the Offer (i.e., the Per Share Amount).

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to all Stockholders. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record Stockholders whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as soon as practicable after the Expiration Date. In addition, Purchaser reserves the right, in its sole discretion and subject to applicable law and the Merger Agreement, to delay the acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Disbursing Agent of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Disbursing Agent, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting those payments to Stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Disbursing Agent of (1) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Disbursing Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in Section 3) in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal. For a description of the procedures for tendering Shares pursuant to the Offer, see
Section 3. Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Shares and other required documents occur at different times. Under no circumstances will Purchaser pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

     If, prior to the Expiration Date, Purchaser increases the consideration offered to Stockholders pursuant to the Offer, such increased consideration will be paid to all Stockholders whose Shares are purchased pursuant to the Offer, even if those Shares were tendered prior to the increase in consideration. If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer into the Disbursing Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering Stockholder, as promptly as practicable following the expiration, termination or withdrawal of the Offer.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

     VALID TENDER. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, (1) the Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Disbursing Agent at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) Share Certificates evidencing tendered Shares must be received by the Disbursing Agent at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Disbursing Agent, in each case on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or (2) the tendering Stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Disbursing Agent and forming a part of a Book-Entry Confirmation, which states that (x) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation, (y) the participant has received and agrees to be bound by the terms of the Letter of Transmittal and (z) Purchaser may enforce such agreement against the participant.

     If Share Certificates are forwarded separately to the Disbursing Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. THE SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DISBURSING AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Disbursing Agent will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Disbursing Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's transfer procedures. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Disbursing Agent at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or the tendering Stockholder must comply with the guaranteed delivery procedures described below.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DISBURSING AGENT.

     SIGNATURE GUARANTEES. No signature guarantee is required for Shares tendered (1) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution (as defined below). See Instructions 1 and 5 of the Letter of Transmittal. All other tenders of Shares must have the signatures on the Letters of Transmittal guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as provided above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Share Certificates are not immediately available, time will not permit all required documents to reach the Disbursing Agent on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, or a Stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such Stockholder's Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

     - the tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Disbursing Agent as provided below on or prior to the Expiration Date or the expiration of any Subsequent Offering Period; and

     - the Share Certificates evidencing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with the Letter of Transmittal properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Disbursing Agent within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Disbursing Agent and must include a guarantee by an Eligible Institution and a representation that the Stockholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Disbursing Agent of

     - Share Certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares (if available),

     - a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message and

     - any other documents required by the Letter of Transmittal.

     Accordingly, payment may not be made to all tendering Stockholders at the same time and will depend upon when Share Certificates are received by the Disbursing Agent or Book-Entry Confirmations of tendered Shares are received in the Disbursing Agent's account at the Book-Entry Transfer Facility.

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders.

     No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Disbursing Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering Stockholder irrevocably appoints Purchaser, its officers and its designees, and each of them, as the Stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of the Shares). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective if, when and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the Stockholder with respect to such tendered Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be given or executed (and if given or executed will not be deemed effective). Purchaser, its officers and its designees will, with respect to such tendered Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of the Stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of Stockholders or acting by written consent without a meeting.

     BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the "backup withholding" provisions of federal income tax law, the Disbursing Agent may be required to withhold 31% of the amount of any payments of cash made to certain Stockholders pursuant to the Offer. Any amounts withheld will generally be allowed as a credit against the Stockholder's U.S. federal income tax liability for the year. In order to avoid backup withholding, each Stockholder tendering Shares in the Offer must provide the Disbursing Agent with the Stockholder's correct Taxpayer Identification Number ("TIN") (which, for a Stockholder that is an individual, will generally be that Stockholder's social security number) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that the Stockholder is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If a Stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on the Stockholder and payment of cash to the Stockholder pursuant to the Offer may be subject to backup withholding.

     Certain Stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign Stockholders should complete and sign the applicable Form W-8 (a copy of which may be obtained from the Disbursing Agent), in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     OTHER REQUIREMENTS. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Stockholder's acceptance of the Offer, as well as the tendering Stockholder's representation and warranty that

     - such Stockholder is the owner of the Shares within the meaning of Rule 14e-4 under the Exchange Act,

     - the tender of such Shares complies with such Rule 14e-4,

     - such Stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal and

     - when such Shares are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, claims and encumbrances and not subject to any adverse claim.

     Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4. WITHDRAWAL RIGHTS.

     Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after April 27, 2001, unless accepted for payment. If Purchaser provides a Subsequent Offering Period, Stockholders may not withdraw Shares tendered in such Subsequent Offering Period or Shares tendered in the Offer and accepted for payment. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Disbursing Agent may nevertheless, on behalf of Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that the tendering Stockholder is entitled to exercise and duly exercises withdrawal rights, as described in this Section 4, subject, however, to Purchaser's obligation under Rule 14e-1(c) under the Exchange Act to pay for Shares tendered or to return those Shares promptly after termination or withdrawal of the Offer.

     To be effective, a written notice of withdrawal must be timely received by the Disbursing Agent (in accordance with the Offer) at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Disbursing Agent, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Disbursing Agent and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time on or prior to the Expiration Date or the expiration of any Subsequent Offering Period, by following one of the procedures described in Section 3.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Disbursing Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5. CERTAIN TAX CONSIDERATIONS.

     The summary of U.S. federal income tax consequences set forth below is for general information only. The tax consequences to each Stockholder will depend in part upon such Stockholder's particular situation. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The following discussion may not apply to Stockholders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company or who are subject to special tax treatment under the Code, such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions.

     STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     Sales of Shares by Stockholders pursuant to the Offer generally will be taxable transactions for U.S. federal income tax purposes under the Code and may also be taxable transactions under applicable state, local and other tax laws. In general, for U.S. federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between the tax basis of such Stockholder's Shares and the amount of cash received in exchange therefor. In general, such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the Stockholder and will be long-term gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares. In addition, a Stockholder's ability to use capital losses to offset ordinary income is generally limited. Gain or loss will generally be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be.

     A Stockholder who tenders Shares may be subject to backup withholding unless the Stockholder provides (1) his, her or its TIN and certifies that such number is correct or (2) an exemption applies. A Stockholder who does not furnish his, her or its TIN also may be subject to a penalty imposed by the IRS. See Section 3.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Company Common Stock is traded on The Nasdaq National Market under the symbol BTOB. The following table sets forth, for the periods indicated, the high and low sale prices per Share as reported by The Nasdaq National Market.

                                                              HIGH           LOW
                                                              ----           ---
Year Ended December 31, 2001
  First Quarter (through February 26, 2001).................  $ 5 5/8        $ 1 5/32
Year Ended December 31, 2000
  Fourth Quarter............................................  $ 6 1/16       $ 1 3/8
  Third Quarter.............................................    4 11/32        1 7/8
  Second Quarter............................................   14 3/8          2 15/16
  First Quarter.............................................   23 15/16       12 15/16
Year Ended December 31, 1999
  Fourth Quarter............................................  $24 1/4        $10 5/8
  Third Quarter.............................................   26              8 15/16
  Second Quarter............................................   30 1/8          8 7/8
  First Quarter.............................................   12 3/8          8 1/8

     On February 13, 2001, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the reported closing price per Share on The Nasdaq National Market was $4 1/16. On

February 26, 2001, the last full day of trading prior to commencement of the Offer, the reported closing price per Share on The Nasdaq National Market was $5 19/32.

     The Company did not declare or pay any cash dividends with respect to the Shares during any of the periods indicated in the table.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     GENERAL. The Company is a Delaware corporation with its headquarters located at 600 Travis Street, Suite 7050, Chase Tower, Houston, Texas 77002. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Company 10-K"), the Company offers on-line end-to-end business financing fulfillment solutions through an Internet-based technology platform for specific equipment purchases and for general corporate purposes.

     FINANCIAL INFORMATION. The following selected consolidated financial data relating to the Company and its subsidiary have been taken or derived from (1) the Company's unaudited financial statements for the fiscal year ended December 31, 2000 and (2) the audited financial statements contained in the Company 10-K for the fiscal years ended December 31, 1999, December 31, 1998 and December 31, 1997. More comprehensive financial information is included in the Company 10-K and the other documents filed by the Company with the SEC, and the financial data set forth below are qualified in their entirety by reference to such reports and other documents including the financial statements (and the notes thereto) contained therein. The Company 10-K and such other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

                             SIERRACITIES.COM INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEAR ENDED
                                          ------------------------------------------------------------
                                          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                              1997            1998            1999            2000
                                          ------------    ------------    ------------    ------------
STATEMENTS OF CONSOLIDATED OPERATIONS
Total revenue...........................    $51,599         $ 61,143       $  102,350      $  125,555
Net income (loss) before non-recurring
  items(1)..............................         --               --               --          (2,888)
Net income (loss).......................     10,537           (5,902)           2,288         (26,149)
Diluted earnings (loss) per common share
  before non-recurring items............         --               --               --           (0.15)
Earnings (loss) per common share,
  diluted...............................       1.03            (0.43)            0.13           (1.37)
BALANCE SHEET DATA
Total assets............................    $92,958         $428,293       $1,014,352      $1,030,221
Total liabilities.......................     49,731          343,776          846,398         888,212
Stockholders' equity....................     40,587           84,048          167,884         142,009

---------------

(1) Non-recurring items for the fiscal year ended December 31, 2000 include loss on disposal and discontinuance of non-core businesses, restructuring changes and terminated merger costs.

     Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained herein has been furnished by the Company or has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Parent has any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy, validity or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

     CERTAIN COMPANY PROJECTIONS. In connection with the Company's efforts to negotiate a transaction with Parent, the Company provided Parent and Purchaser with certain business and financial information that was not publicly available. Such information included the following projections of total revenue, net income and net income per share for the Company for fiscal years 2001, 2002 and 2003, assuming that the Company was operating as a unit of Parent. These were not projections of the Company's operations on a stand-alone basis.

                                                2001           2002           2003
                                             -----------    -----------    -----------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenue..............................   $132,822       $161,795       $187,532
Net income.................................      9,007         18,820         28,632
Net income per share (1)...................       0.47           0.99           1.51

---------------
(1) Assumes 18,968,640 Shares outstanding.

     THE FOREGOING PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND PURCHASER. THE PROJECTIONS WERE NOT UPDATED AS OF THE DATE OF THIS OFFER TO PURCHASE. NONE OF PARENT, PURCHASER NOR ANY OF THEIR REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF THE PROJECTIONS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS (NOT ALL OF WHICH WERE STATED THEREIN AND NOT ALL OF WHICH WERE PROVIDED TO PARENT OR PURCHASER) RELATING TO THE BUSINESS OF THE COMPANY AND THE COMPANY'S EXPECTATIONS REGARDING OPERATIONS AS A UNIT OF PARENT, WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND PARENT. THERE CAN BE NO ASSURANCE THAT THE RESULTS IN THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION BY PARENT, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE PROJECTIONS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS OF THE COMPANY REFERRED TO HEREIN.

     AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information and reporting requirements of the Exchange Act and is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Stockholders and filed with the SEC. These reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and for inspection and copying at prescribed rates at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. The Company's SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material is available for inspection at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

SECTION 8. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND AMERICAN
           EXPRESS.

     Purchaser is a newly incorporated Delaware corporation and a wholly-owned subsidiary of Parent. Purchaser was organized to acquire the Company and has not carried on any activities to date other than in connection with the Offer and the Merger Agreement. The principal executive office of Purchaser is located at

AMTRS Corp., c/o American Express Travel Related Services Company, Inc., 200 Vesey Street, New York, New York 10285, and the telephone number at such office is (212) 640-2000.

     Parent is a New York corporation and is a wholly-owned subsidiary of American Express Company ("American Express"), which is also a New York corporation. Parent provides a variety of products and services, including, among others, global card network, issuing and processing services, the American Express(R) Card, the Optima(R) Card and other consumer and corporate lending and banking products, stored value products, business expense management products and tax preparation and business planning services, magazine publishing, merchant transaction processing and point of sale and back office products and services. Parent offers products and services in more than 200 countries. In certain countries, partly owned affiliates and unaffiliated entities offer some of these products and services under licenses from Parent. The principal executive office of Parent is located at American Express Travel Related Services Company, Inc., 200 Vesey Street, New York, New York 10285, and the telephone number at such office is (212) 640-2000.

     American Express is primarily engaged in the business of providing travel related services, financial advisory services and international banking services throughout the world. The principal executive office of American Express is located at American Express Company, 200 Vesey Street, New York, New York 10285, and the telephone number at such office is (212) 640-2000. American Express is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file certain periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning American Express' directors and officers, their compensation, stock options granted to them, the principal holders of American Express' securities and any material interest of such persons in transactions with American Express is required to be disclosed in such proxy statements and distributed to American Express' stockholders and filed with the SEC. These reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and for inspection and copying at prescribed rates at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. American Express' SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material is available for inspection at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

     The name, present principal occupation or employment, five-year employment history and citizenship of each of the directors and executive officers of Purchaser, Parent and American Express, as well as the name, principal business and address of the corporation or other organization in which such present occupation or employment is carried on are set forth in Schedule I hereto.

     Because the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of the absence of a financing condition, Purchaser believes the financial condition of Parent, Purchaser, American Express and their affiliates is not material to a decision by a Stockholder whether to sell, tender or hold Shares pursuant to the Offer. However, consolidated financial statements (including notes thereto) of Parent are contained in American Express' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and in other reports filed with the SEC. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth above.

     Except as provided in Section 11 of this Offer to Purchase, none of Purchaser, Parent, American Express or, to the best of their knowledge, any of the persons listed on Schedule I or any associate or wholly-owned or majority-owned subsidiary of Purchaser, Parent, American Express or any of the persons so listed beneficially owns or has a right to acquire, directly or indirectly, any Shares or any other equity securities of the Company. None of Purchaser, Parent, American Express or, to the best of their knowledge, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past sixty days.

     Except as described in Section 11 of this Offer to Purchase, none of Purchaser, Parent, American Express or, to the best of their knowledge, any of the persons listed on Schedule I has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, except as contemplated by the Merger Agreement.

     Except as set forth in this Offer to Purchase, none of Purchaser, Parent, American Express or, to the best of their knowledge, any of the persons listed on Schedule I has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of Parent, Purchaser, American Express or, to the best knowledge of Purchaser, Parent and American Express, any of the persons listed on Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $109.5 million.

     The Offer is not conditioned upon any financing arrangements. Purchaser will obtain all necessary funds required to consummate the transaction through capital contributions or advances made by Parent. Parent plans to make these contributions or advances from corporate funds on hand.

SECTION 10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     In late 1999, an investment banking firm acting on behalf of the Company contacted Parent about a possible transaction with the Company. Parent did not respond to such contact.

     In May, 2000, Parent was contacted by CSFB regarding Parent's interest in pursuing certain strategic alternatives involving the Company. In June, 2000, Parent executed a confidentiality agreement with the Company and received a confidential information memorandum. In July, 2000, Parent submitted a preliminary indication of interest to acquire the Company.

     In August and early September, 2000, Parent commenced a due diligence investigation of the Company. Parent did not make an offer to acquire the Company at that time.

     On November 7, 2000, the Company and VerticalNet, Inc. ("VerticalNet") publicly announced that they had entered into a merger agreement. Under the merger agreement, VerticalNet agreed to acquire the Company for $7.00 per share in VerticalNet common stock, subject to adjustment based on the price of VerticalNet shares. The Company had the right to terminate the merger agreement if VerticalNet shares traded below $15.00 per share (which would result in the Company stockholders receiving stock with a value below $5.00 per share). On November 6, 2000, the closing price of the VerticalNet shares was $29.50 per share. VerticalNet commenced its tender offer, pursuant to the merger agreement, for the Shares on November 16, 2000.

     On December 12, 2000, VerticalNet and Parent initiated discussions with the Company regarding a possible transaction in which VerticalNet would acquire the Company's technology and Parent would acquire the Company's other operations and financial assets. On January 5, 2001, these same three parties met and determined not to pursue a three-party acquisition alternative.

     On January 10, 2001, VerticalNet and the Company publicly announced that they had mutually agreed to terminate their merger agreement and the tender offer. On the date of termination, VerticalNet shares closed at $4.93 per share.

     Following termination of the VerticalNet merger agreement, Parent contacted the Company to discuss a possible transaction. On January 11, 2001, Parent submitted a letter in which it proposed to acquire the Company for $5.00 per Share and on January 12, 2001 the parties met to discuss a possible acquisition. The Company responded that this price was inadequate, and discussions and additional due diligence continued.

     On January 30, 2001, Parent submitted a revised proposal to acquire the Company at a price of $5.90 per Share, less the value of contingent liabilities identified by Parent, which would result in a net price of not less than $5.45 per Share. After discussions with SierraCities regarding the price, Parent submitted a revised bid of $5.60 per Share with no reduction for contingent liabilities. The Company responded that this price was inadequate.

     On February 1, 2001, following further discussions, the Company and Parent signed a non-binding letter of intent for Parent's acquisition of the Company for $5.70 per Share. In the letter of intent, the Company agreed not to discuss a transaction involving the sale of the Company with any other party for 10 days. Following the execution of the letter of intent, Parent undertook an updating due diligence investigation of the Company.

     On February 6, 2001, Parent submitted a draft of the Merger Agreement to the Company and the parties commenced negotiation of the Merger Agreement. On February 12, 2001, as a result of concern over a possible payment obligation of the Company, Parent said that it may reduce the purchase price by as much as $0.10 per Share.

     On February 13, 2001, the Company Board met to consider the Merger Agreement and related agreements.

     After further negotiations on February 13 and 14, 2001, the parties agreed on a price of $5.68 per Share. The Company, Parent and Purchaser executed the Merger Agreement and related agreements on February 14, 2001. The Company and Parent issued a press release announcing execution of the Merger Agreement on February 14, 2001.

     On February 27, 2001, Purchaser commenced the Offer.

SECTION 11. PURPOSE OF THE OFFER AND MERGER; PLANS FOR THE COMPANY; MERGER
            AGREEMENT; TENDER AGREEMENTS AND OTHER AGREEMENTS; OTHER MATTERS.

     PURPOSE OF THE OFFER AND MERGER. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be effected promptly. The purpose of the Merger is to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise.

     As described below, Parent intends, as soon as possible after consummation of the Offer and in accordance with the Merger Agreement, to obtain representation on the Company Board proportionate to its Share ownership at such time.

     PLANS FOR THE COMPANY. Upon acquiring control of the Company, Parent intends to continue its review and evaluation of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel, with a view towards determining how to optimally realize any potential benefits that arise from the relationship of the operations of the Company with those of other business units of Parent and American Express. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent acquires control of the Company, Parent will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, headquarters, certificate of incorporation, by-laws, capitalization or management or could involve consolidating, reorganizing and streamlining certain operations. After Parent concludes its review of the Company, it is possible that Parent might modify some of its current plans. Except as described above or elsewhere in this Offer to Purchase, Parent has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or its subsidiaries (such as a merger, reorganization, liquidation or sale or other transfer of a material amount of assets), any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

     MERGER AGREEMENT. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The following summary may not contain all of the information important to a Stockholder. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 8 of this Offer to Purchase. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

     The Offer. The Merger Agreement states that provided that it shall not have been terminated in accordance with certain of its sections pertaining to termination, as promptly as practicable (but in any event not later than eight business days after the public announcement of Purchaser's intention to commence the Offer), Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer whereby Purchaser shall offer to purchase for cash all of the Shares at the Per Share Amount, net to the seller in cash (subject to reduction for any stock transfer taxes payable by the seller if payment is to be made to an individual or entity other than the Person, as defined in the Merger Agreement, in whose name the certificate for such Shares is registered or any applicable federal back-up withholding). For purposes of the Merger Agreement, "Person" shall mean an individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, association, trust, unincorporated organization or other entity, organization or group (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), including a Governmental Entity (as defined in the Merger Agreement). Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per Share Amount shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The obligation of Parent to cause Purchaser to consummate the Offer and to accept for payment and to pay for Shares validly tendered in the Offer and not withdrawn in accordance therewith shall be subject to those conditions set forth in Annex I to the Merger Agreement and described in this Section 11 and Section 14 of this Offer to Purchase (the "Offer Conditions").

     Pursuant to the Merger Agreement, without the prior written consent of the Company, Purchaser will not, and Parent will cause Purchaser not to, (i) decrease or change the form of the Per Share Amount, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive the Minimum Condition or impose conditions other than the Offer Conditions on the Offer, (iv) extend the Expiration Date which shall initially be 20 business days following the commencement of the Offer except (A) as required by law and (B) that, in the event that the Offer Conditions are not satisfied or waived at the time that the Expiration Date would otherwise occur, (1) Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the Offer Conditions to be satisfied, (2) if the Offer Conditions are not satisfied or waived following the extension described in the preceding clause (1), Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the Offer Conditions to be satisfied and (3) if following the extension described in the preceding clause (2) any Offer Condition other than the Minimum Condition (and any Offer Condition that is not capable of being satisfied) is then not satisfied or waived, Purchaser must extend the Expiration Date for 10 additional business days to the extent necessary to permit the Offer Conditions to be satisfied, or (v) amend any term of the Offer in any manner adverse to the Stockholders (including to result in any extension that would be inconsistent with the preceding provisions of the Merger Agreement summarized by this paragraph); provided, however, that (x) subject to applicable legal requirements, Parent may cause Purchaser to waive any Offer Condition, other than the Minimum Condition, in Parent's sole discretion, and (y) the Offer may be extended (but not beyond May 31, 2001) in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC, with Parent hereby expressly reserving the right, in its sole discretion, to effect such an increase. Except as set forth in clauses (i) through (v) above and subject to applicable legal requirements, Purchaser may amend the Offer or waive any Offer Condition in its sole discretion.

     Assuming the prior satisfaction or waiver of the Offer Conditions, Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. Parent and Purchaser, at Parent's discretion, may elect to provide a Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act. If the Merger Agreement is terminated according to its terms, Parent shall promptly terminate the Offer in accordance with applicable legal requirements.

     Company Action.  The Merger Agreement states that

     - the Company Board, at a meeting duly called and held, has by the unanimous vote of all directors of the Company present (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Stockholders, (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and each Tender Agreement, each in accordance with the requirements of the DGCL, (3) declared that the Merger Agreement is advisable, and (4) resolved to recommend that the Stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger;

     - CSFB has delivered to the Company Board an opinion to the effect that the consideration to be received by the Stockholders in the Offer and the Merger is fair to such Stockholders from a financial point of view;

     - the Company has been advised that all of its directors and executive officers presently intend to tender their Shares pursuant to the Offer; and

     - Section 203 of the DGCL does not and will not prohibit the Company's authorization, execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     The Company's Board of Directors. Pursuant to the Merger Agreement, effective upon the acceptance for payment of any Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate the number of directors (the "Parent Designees"), rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this paragraph) multiplied by (2) the percentage that the number of Shares beneficially owned by Parent or Purchaser following the acceptance for payment of Shares pursuant to the Offer bears to the total number of Shares outstanding, and the Company shall promptly take all action necessary to cause each of the Parent Designees to be elected or appointed to the Company Board, including increasing the size of the Company Board and seeking, accepting and securing resignations of incumbent directors. At such time, and from time to time thereafter, to the extent requested by Parent, the Company shall use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board and (B) each Board of Directors of each Company Subsidiary, and each committee thereof, that represents the same percentage as the Parent Designees represent on the Company Board. Notwithstanding the foregoing provisions of this paragraph, the parties to the Merger Agreement shall use their respective best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors"), provided that if there shall be in office fewer than two Continuing Directors for any reason, the Company Board shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of the Merger Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, Parent or Purchaser or any of their respective affiliates and such persons shall be deemed to be Continuing Directors for all purposes of the Merger Agreement.

     Following the election or appointment of the Parent Designees pursuant to the Merger Agreement and until the earlier of the termination of the Merger Agreement or the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize)

     - any termination of the Merger Agreement by the Company,

     - any amendment of the Merger Agreement requiring action by the Company Board,

     - any consent to extension of time for performance of any obligation or action under the Merger Agreement by Parent or Purchaser,

     - any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company,

     - any consent or action by the Company Board under the Merger Agreement and

     - any other action of the Company under the Merger Agreement which materially adversely affects the holders of Shares (other than Parent or Purchaser).

     The Company is today mailing to the Stockholders a copy of an Information Statement prepared in accordance with Rule 14f-1 promulgated under the Exchange Act relating to the possible designation by Parent, pursuant to the Merger Agreement, of certain persons to be appointed to the Company Board otherwise than at a meeting of the Stockholders.

     The Merger. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, in accordance with the Merger Agreement and the DGCL, Purchaser shall be merged with and into the Company. Following the Merger, the separate existence of Purchaser shall cease and the Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). At the Effective Time, the Surviving Corporation shall succeed to and assume all of the rights and obligations of the Company and Purchaser in accordance with the DGCL, and the Merger shall otherwise have the effects set forth in the applicable provisions of the DGCL.

     The Merger Agreement states that the Certificate of Incorporation of Purchaser in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation (except that, by virtue of the Merger and without any further action on the part of any holder of Shares or any shares of the capital stock of Purchaser, Article I of such Certificate of Incorporation shall be amended to provide that the name of the Surviving Corporation shall be the name of the Company) until thereafter amended in accordance with the provisions thereof and as provided by the DGCL. The By-Laws of Purchaser in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the Certificate of Incorporation of the Surviving Corporation and the DGCL. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. The officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their respective successors are elected or appointed and have qualified or as otherwise provided in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     Effect on Capital Stock. The Merger Agreement provides that, as of the Effective Time, each share of common stock of Purchaser that is outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

     As of the Effective Time, each Share that is owned of record by Parent or Purchaser or held in the treasury of the Company or owned of record by any direct or indirect wholly-owned subsidiary of Parent or the Company, but not Shares held in any Company benefit plan (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     Also as of the Effective Time, each Share that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall automatically be converted into and represent the right to receive (pursuant to the Merger Agreement) the Merger Consideration. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate formerly representing any such Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with the Merger Agreement. Any payment made pursuant to the Merger Agreement shall be made net of applicable withholding taxes to the extent such withholding is required by law. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares, the Merger Consideration shall be correspondingly adjusted on a per share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     The Merger Agreement further provides that, at the Effective Time:

     - all Shares issued and outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist,

     - each holder of a certificate or certificates that represented Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company with respect to the Shares represented by such certificate or certificates, except for the right to surrender such certificate or certificates in exchange for the payment provided pursuant to the Merger Agreement or to preserve and perfect such holder's right to receive payment for such holder's shares pursuant to Section 262 of the DGCL and the Merger Agreement if such holder has validly exercised and not withdrawn or lost such right and

     - no transfer of Shares issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     Stock Options. Pursuant to the Merger Agreement, as of the Effective Time, each outstanding option to purchase capital stock of the Company (each a "Company Stock Option"), whether or not exercisable and whether or not vested, under any plan or arrangement of the Company providing for the grant of options to purchase Shares (collectively, the "Company Stock Plans"), shall be canceled in exchange for a single lump sum cash payment (less any applicable tax withholdings) payable by the Surviving Corporation, equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, multiplied by the number of Shares then subject to such Company Stock Option.

     Appraisal Rights. The Merger Agreement states that notwithstanding anything in the Merger Agreement to the contrary, any Shares held by a Person (a "Dissenting Stockholder") who does not vote to approve the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and demands an appraisal of such Person's Shares ("Dissenting Shares") shall not be converted as described above, but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Stockholder withdraws such Dissenting Stockholder's demand or fails to perfect or otherwise loses such Dissenting Stockholder's rights as a Dissenting Stockholder to payment of fair value, in any case pursuant to the DGCL, such Dissenting Stockholder's Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company is required to give Parent prompt notice of any demands for appraisal of Shares received by the Company and the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     Representations and Warranties of the Company. Pursuant to the Merger Agreement, the Company has made representations and warranties to Parent and Purchaser with respect to, among other things:

     - the organization, powers and qualification to do business of the Company and each Company Subsidiary;

     - the due authorization, execution, delivery and performance of the Merger Agreement;

     - the enforceability of the Merger Agreement;

     - the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with any provision of the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any of the Company Subsidiaries or, subject to certain specified exceptions, any mortgage, indenture, lease, contract, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, any Company Subsidiary or any Trust (as defined in the Merger Agreement) or their respective properties;

     - the absence of certain required notices or consents;

     - the capital structure of the Company and each Company Subsidiary;

     - the accuracy of documents, and financial statements included in documents, filed by the Company with the SEC;

     - the accuracy of certain financial statements of the Company;

     - the absence of certain undisclosed liabilities or obligations;

     - the absence of certain adverse changes or events;

     - the absence of certain required consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any federal, state, local or foreign governmental or regulatory authority in connection with the Merger Agreement;

     - compliance with certain laws;

     - litigation involving the Company and any Company Subsidiary;

     - intellectual property rights;

     - taxes;

     - employee benefit plans and other employment-related matters;

     - compliance with certain environmental laws;

     - actions taken to render certain anti-takeover provisions of the DGCL inapplicable to the Offer, the Merger, the Tender Agreements, the other transactions contemplated in the Merger Agreement and any other transaction with the Company or any Company Subsidiary by Parent, Purchaser or any of Parent's other affiliates;

     - actions taken to render the Rights Agreement inapplicable to the Merger Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated by the Merger Agreement;

     - the receipt of an opinion from CSFB;

     - persons entitled to fees or commissions in connection with the Merger Agreement and as a result of actions taken by or on behalf of the Company or any Company Subsidiary;

     - beneficial interests in Trusts;

     - certain Leasing Contracts (as defined in the Merger Agreement);

     - certain Warehouse Lines (as defined in the Merger Agreement);

     - certain Securitization Transactions (as defined in the Merger Agreement);

     - sufficiency and title to, and the right to use, certain assets of the Company and the Company subsidiaries;

     - real property;

     - certain contractual obligations;

     - certain transactions with Related Parties (as defined in the Merger Agreement);

     - the inapplicability of Section 2115 of the California Corporations Code to the Company;

     - the absence of certain business practices;

     - insurance; and

     - that neither the Company nor any Company Subsidiary is, or is required to be, or has any application pending to be, chartered, registered, licensed or qualified as a bank, bank holding company, trust company, insurance company, public utility or public utility holding company under the laws of the United States, any state or other subdivision thereof, any foreign country or any other jurisdiction.

     Representations and Warranties of Parent and Purchaser. Pursuant to the Merger Agreement, Parent and Purchaser made representations and warranties to the Company with respect to, among other things:

     - the organization, powers and qualification to do business of Parent and Purchaser;

     - the due authorization, execution, delivery and performance of the Merger Agreement;

     - the enforceability of the Merger Agreement;

     - the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with any provision of the Certificate of Incorporation or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Purchaser or, subject to certain specified exceptions, any mortgage, indenture, lease, contract, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, its subsidiaries or their respective properties;

     - the absence of certain required notices or consents;

     - the purpose of the formation of Purchaser and its lack of activities, other than those relating to the Merger Agreement;

     - the absence of certain persons entitled to fees or commissions in connection with the Merger Agreement and as a result of actions taken by or on behalf of Parent or any of its subsidiaries, other than First Union Securities, Inc.; and

     - the availability of funds to consummate the transactions contemplated in the Merger Agreement.

     Conduct of the Company's Business. The Company agreed that from the date of the Merger Agreement to the time that the Parent Designees constitute a majority of the members of the Company Board, unless Parent shall otherwise consent in advance in writing or to the extent described in the relevant disclosure schedule to the Merger Agreement or as otherwise expressly contemplated by the Merger Agreement:

     - the business of the Company and each Company Subsidiary shall be conducted only in, and the Company and each Company Subsidiary shall not take any action except in, the ordinary course of business and consistent with past practice and each of the Company and the Company Subsidiaries shall use its best efforts to maintain its relationships with its suppliers, customers and employees and maintain the goodwill of the Company and each Company Subsidiary;

     - neither the Company nor any Company Subsidiary shall:

        - except as contemplated in the Merger Agreement, amend its Certificate of Incorporation or By-Laws (or similar organizational documents),

        - issue, sell, pledge or dispose of any shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or any stock appreciation rights, performance shares or phantom stock based upon the value of any capital stock or designate any class or series of preferred stock, provided that the Company may issue Shares upon the exercise of currently outstanding Company Stock Options listed in the relevant disclosure schedule to the Merger Agreement,

        - split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid to the Company or to any wholly-owned subsidiary),

        - redeem, purchase, acquire or offer to acquire any shares of, or securities convertible into or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or any options, warrants or rights of any kind to acquire any shares of its capital stock or

        - amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security;

     - neither the Company nor any Company Subsidiary shall:

        - sell, pledge, dispose of or encumber any material assets of the Company or any Company Subsidiary, except Leasing Contracts or inventory in the ordinary course of business and consistent with past practice,

        - acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or other business (except an existing wholly-owned subsidiary),

        - incur any indebtedness for borrowed money or issue any debt securities (including capital leases), except for (1) indebtedness incurred to extend, refinance or restructure current financing facilities with existing warehouse lenders on terms substantially similar to the existing terms of such facilities or (2) indebtedness resulting from the origination and financing of lease contracts through existing origination channels in the ordinary course of business and consistent with past practice; provided, however, that any indebtedness incurred to finance the acquisitions of lease portfolios shall be limited to $2,000,000 (calculated by aggregate principal amount of the portfolios purchased) for each individual lease portfolio purchase and $10,000,000 (calculated by aggregate principal amount of the portfolios purchased) for all lease portfolio purchases in the aggregate,

        - enter into, terminate, renew, amend or modify any material contract, lease, agreement or commitment, except in the ordinary course of business and consistent with past practice or, with respect to the settlement of real property leases, that does not cause the Company to incur any obligations other than the payment of monies of less than $25,000 individually and $100,000 in the aggregate or

        - terminate, modify, amend, assign, waive, release or relinquish any material contract rights or amend any material rights or claims except in the ordinary course of business and in a manner that does not have a Material Adverse Effect (as defined in the Merger Agreement) on the Company;

     - neither the Company nor any Company Subsidiary shall grant any increase in the salary or other compensation of its employees or directors, or grant any bonus to any employee or director or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee or director of the Company or any Company Subsidiary, except

        - pursuant to applicable law or regulation,

        - as required by the terms of an employment agreement in effect on the date of the Merger Agreement and listed in the relevant disclosure schedule to the Merger Agreement (each a "Listed Employment Agreement"),

        - if accrued for on the consolidated balance sheet of the Company as of December 31, 2000, provided that such increase would not increase the amount of, or eligibility for, any severance or termination payment, payment related to a change in control of the Company or any Company Subsidiary or similar payment that could be due to such person or

        - in the case of employees who are not executive officers or directors of the Company or any Company Subsidiary and who are not a party to a Listed Employment Agreement and the payment of which would not increase the amount of, or eligibility for, any severance or termination payment, payment related to a change in control of the Company or any Company Subsidiary or similar payment that could be due to such person, in the ordinary course of business and consistent with past practice;

     - neither the Company nor any Company Subsidiary shall adopt or amend, in any respect, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including any such plan or arrangement relating to severance or termination pay) or enter into or amend any employment agreement, except

        - pursuant to applicable law or regulation,

        - as required by the terms of a Listed Employment Agreement or

        - in the case of employees who are not executive officers or directors of the Company or any Company Subsidiary and who are not a party to a Listed Employment Agreement and the payment of which would not increase the amount of, or eligibility for, any severance or termination payment, payment related to a change in control of the Company or any Company Subsidiary or similar payment that could be due to such person, in the ordinary course of business and consistent with past practice;

     - neither the Company nor any Company Subsidiary shall change any accounting principles used by it except as required by GAAP (as defined in the Merger Agreement);

     - neither the Company nor any Company Subsidiary shall settle any litigation or proceeding that causes the Company or any Company Subsidiary to incur any obligation, other than certain payments of monies;

     - except as permitted under the third sub-bullet of the third bullet above, neither the Company nor any Company Subsidiary shall incur any liability or obligation (except of the Company to a Company Subsidiary or of a Company Subsidiary to the Company or another Company Subsidiary), other than in the ordinary course of business, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other Person (except of the Company with respect to obligations of the Company or any Company Subsidiary with respect to the Company or any Company Subsidiary), other than in the ordinary course of business, provided that notwithstanding anything stated in the Merger Agreement, in no event shall the Company or any Company Subsidiary make any loan or advance to any Person (including those in the ordinary course of business) in excess of $200,000 that is not committed by a responsible Person other than the Company or a Company Subsidiary to be purchased or otherwise funded by such party on a non-recourse basis;

     - neither the Company nor any Company Subsidiary shall make any capital expenditures, which, together with all capital expenditures of the Company and each Company Subsidiary, exceed $250,000 in the aggregate, other than those required under any Scheduled Contract (as defined in the Merger Agreement);

     - neither the Company nor any Company Subsidiary shall enter into any agreement or arrangement with any Related Party, other than the payment of compensation at the same level as payment immediately prior to the date of the Merger Agreement and the providing of advances and reimbursement for reasonable expenses incurred by directors and employees in such capacities in the ordinary course of business consistent with past practices;

     - neither the Company nor any Company Subsidiary shall make any tax election or settle or compromise any material federal, state, and local or foreign income tax liability;

     - neither the Company nor any Company Subsidiary shall purchase or otherwise acquire material tangible or intangible assets from any other Person other than Leasing Contracts or in the ordinary course of business;

     - neither the Company nor any Company Subsidiary shall enter into any Securitization Transaction; and

     - neither the Company nor any Company Subsidiary shall commit to do any of the foregoing or take any action that would make any representation or warranty of the Company in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     Access to Information. Pursuant to the Merger Agreement, the Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors, employees, counsel, representatives and agents to, afford, from the date of the Merger Agreement to the Effective Time, the officers, employees, counsel, representatives and agents of Parent reasonable access during regular business hours to its officers, employees, counsel, agents, properties, books, records and workpapers (including tax returns and insurance policies) and shall promptly furnish to Parent all financial, operating and other information and data as Parent, through its officers, employees, counsel, representatives or agents, may reasonably request. The Company shall confer from time to time with Parent at Parent's request to discuss the status of the operations of the Company and the Company Subsidiaries. Except as required by law, the Company and Parent shall hold, and will cause its respective officers, employees, representatives and agents to hold, any confidential information of the Company or any Company Subsidiaries in accordance with the Confidentiality Agreement (as hereinafter defined) between the Company and Parent. The Company shall (1) reasonably cooperate with and respond in writing within three business days to any reasonable request by Parent (in writing or otherwise) for information relating to Taxes (as defined in the Merger Agreement), and (2) promptly inform Parent of any deficiency, claim, audit, suit, proceeding or investigation, in each case relating to Taxes, that arises between the date of the Merger Agreement and the Effective Time. No investigation pursuant to the foregoing shall affect, add to or subtract from any representations or warranties of the parties to the Merger Agreement or the conditions to the obligations of the parties to the Merger Agreement to effect the Offer, the Merger or the other transactions contemplated in the Merger Agreement.

     Further Actions. Subject to the terms and conditions of the Merger Agreement, each of the parties to the Merger Agreement agreed to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable, including

     - cooperating in the preparation and filing of the Offer Documents (as defined in the Merger Agreement) and the Schedule 14D-9, any filings that may be required under the HSR Act or similar governmental legal requirements, and any amendments to any of the foregoing,

     - obtaining consents of all third parties and Governmental Entities (as defined in the Merger Agreement) necessary, proper or advisable for the consummation of the transactions contemplated by the Merger Agreement,

     - contesting any legal proceeding relating to the Offer or the Merger and

     - executing any additional instruments necessary to consummate the transactions contemplated in the Merger Agreement.

     Subject to the terms and conditions of the Merger Agreement, Parent and the Company each agreed to use its best efforts to cause the Effective Time to occur as soon as practicable. In case at any time after the Effective Time any further action is necessary to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement shall take all such necessary action. Without limiting the foregoing, but in furtherance thereof, the Company designated Thomas Depping (Chairman of the Board of Directors, President and Chief Executive Officer of the Company), and Parent and Purchaser designated Richard Tambor (a director and the President of Parent), to serve as a contact person for the respective parties to the Merger Agreement for the purpose of facilitating certain transitional matters related to the acquisition of the Company, including with respect to employees of the Company and the Company Subsidiaries. Parent also agreed to cause Purchaser to comply with its obligations under the Merger Agreement.

     Inquiries and Negotiations. The Company agreed that, from and after the date of the Merger Agreement until the termination of the Merger Agreement and except as expressly permitted by the provisions of the Merger Agreement summarized below, the Company will not, and will not permit any Company Subsidiary to, and will not authorize any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any Company Subsidiary to (and will instruct such Persons not to), directly or indirectly,

     - solicit, initiate or encourage the submission of a proposal for any Alternative Transaction (as defined in the Merger Agreement and as summarized below) or

     - participate in any discussions or negotiations regarding, or furnish to any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or Purchaser (a "Third Party") any information with respect to, or take any other action knowingly to facilitate, any Alternative Transaction, any inquiries, any access or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction;

provided, however, that Company Board shall not be prohibited from furnishing information to, or entering into discussions or negotiations with, any Third Party that makes an unsolicited bona fide written proposal of an Alternative Transaction if, and only to the extent that,

     - the Company Board, after consultation with outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders under applicable law,

     - the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, that such Alternative Transaction would, if consummated, constitute or be reasonably likely to constitute a Superior Proposal (as defined below) and

     - prior to taking such action, the Company

        - provides reasonable notice to Parent to the effect that it is taking such action (including the material terms and conditions of the Alternative Transaction and the identity of the Person making it) as promptly as practicable (but in no case later than 24 hours) after its receipt thereof,

        - provides Parent with a copy of any Alternative Transaction or amendments or supplements thereto and

        - receives from such Third Party an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as favorable to the Company as those between Parent and the Company, provided that such confidentiality agreement need not contain any "standstill" provisions.

     Subsequent to furnishing information to, or entering into discussions or negotiations with, any Third Party in accordance with the section of the Merger Agreement summarized by this paragraph, the Company shall inform Parent on a prompt basis of the status of any discussions or negotiations with such Third Party and any material changes to the terms and conditions of such Alternative Transaction. The Company agreed that promptly after the execution and delivery of the Merger Agreement, the Company would, and would cause each Company Subsidiary to, and would instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted before the date of the Merger Agreement with respect to any possible Alternative Transaction. The Company shall not release any Third Party from, or waive any provision of, and agrees to enforce each provision of, any confidentiality agreement or any other confidentiality or standstill agreement to which the Company is or becomes a party with any Third Party who has made, or is reasonably expected to make, a proposal for an Alternative Transaction, unless the Company Board determines in good faith, after consultation with its outside legal counsel, that it is necessary to release the Third Party, waive the provision or refrain from such enforcement to satisfy its fiduciary duties as a matter of law.

     The Company further agreed that, the Company Board shall not (1) withdraw, or propose to withdraw, modify or amend, or propose to modify or amend, in a manner adverse to Parent, its approval or recommendation of the Offer, the Merger or the Merger Agreement or (2) approve, recommend or endorse, or propose to approve, recommend or endorse, an Alternative Transaction unless the Company Board, after consultation with outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders under applicable law; provided, however, that the Company Board may not take any action contemplated by clause (2) (and in connection therewith, withdraw, modify or amend its approval or recommendation of the Merger Agreement, the Merger or the Offer) unless

     - such Alternative Transaction is proposed after the date of the Merger Agreement and is a Superior Proposal,

     - the Company Board shall have first consulted with outside legal counsel and have determined that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders,

     - the Company Board has provided written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and

     - three business days have elapsed after Parent's receipt of the Notice of Superior Proposal and, if Parent has proposed an amendment to the Merger Agreement, the Company Board has determined in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation and consultation with outside legal counsel) that the Alternative Transaction remains a Superior Proposal, after taking into account the amendment proposed by Parent.

     If Parent proposes an amendment as contemplated above, upon the Company's request, Parent shall execute an amendment to the Merger Agreement to implement the terms contemplated by such proposal. The Company shall not be entitled to enter into any agreement (other than a confidentiality agreement) with respect to an Alternative Transaction unless and until the Merger Agreement is terminated by its terms pursuant to the section of the Merger Agreement summarized in the third bullet in the section below entitled "Termination and Abandonment" and the Company has paid all amounts due to Parent pursuant to the section of the Merger Agreement summarized in the section below entitled "Expenses". Nothing in the Merger Agreement prohibits the Company from taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Stockholders which, in the good faith reasonable judgment of the Company Board, based on the advice of outside legal counsel, is required under applicable law; provided, however, that except as otherwise permitted by the section of the Merger Agreement summarized in this paragraph, the Company shall not withdraw, or propose to withdraw, modify or amend, or propose to modify or amend, its position with respect to the Offer, the Merger or the Merger Agreement or approve, recommend or endorse, or propose to approve, recommend or endorse, an Alternative Transaction. The Merger Agreement states that notwithstanding anything contained in the Merger Agreement to the contrary, any action by the Company Board permitted by, and taken in accordance with, the section of the Merger Agreement summarized in this paragraph shall not constitute a breach of the Merger Agreement by the Company. The Merger Agreement states that notwithstanding anything in the Merger Agreement to the contrary, nothing in the Merger Agreement shall (1) limit the Company Board's ability to make any disclosure to the Stockholders that the Company Board determines in good faith (after consultation with outside legal counsel) is required to be made to satisfy its fiduciary duties under applicable law or (2) limit the Company's ability to make any disclosure required by applicable law, and such actions shall not be considered a breach of the Merger Agreement, provided that the Company shall use its best efforts to give Parent an opportunity to review and discuss the proposed disclosure before making such disclosure public. For all purposes of the Merger Agreement, "Alternative Transaction" means the occurrence of any of the following events:

     - the acquisition of the Company by merger or otherwise by any Third Party;

     - the acquisition by a Third Party of 20% or more of the assets of the Company and the Company Subsidiaries taken as a whole;

     - the acquisition by a Third Party of 20% or more of the outstanding Shares or the issuance by the Company of capital stock containing terms which are inconsistent with the consummation of the transactions contemplated by the Merger Agreement;

     - the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend representing 20% or more of the value of the Company and the Company Subsidiaries taken as a whole;

     - the repurchase by the Company or any of the Company Subsidiaries of more than 20% of the outstanding Shares; or

     - any other merger, consolidation, recapitalization, tender or exchange offer or similar transaction involving the Company.

     For all purposes of the Merger Agreement, a "Superior Proposal" means any bona fide written unsolicited proposal of an Alternative Transaction (except that, for purposes of the definition of Superior Proposal, 50% shall be substituted for 20% wherever it appears in the definition of Alternative Transaction) that the Company Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation and consultation with outside legal counsel)

     - would result in a transaction, if consummated, that would be superior to the Stockholders from a financial point of view as compared to the transactions contemplated by the Merger Agreement and any alternative offer or amendment proposed by Parent or Purchaser in accordance with the section of the Merger Agreement summarized by this paragraph and

     - to be reasonably capable of being consummated in accordance with its terms (including that any financing required to consummate the transaction contemplated by such proposal is capable of being, and is reasonably likely to be, obtained), in each case taking into account all factors the Company Board considers relevant, including all legal, financial, regulatory and other aspects of the proposal and the Third Party.

     Indemnification. The Merger Agreement provides that Parent shall provide, or cause the Company to provide, until the sixth anniversary of the Closing Date (as defined in the Merger Agreement), the directors and officers of the Company who on the date of the Merger Agreement were covered by the Company's then-existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's policy in existence on the date of the Merger Agreement or, if substantially equivalent coverage is unavailable, the best available coverage, provided, that Parent or the Company may, in lieu of such policy, purchase a six-year extended reporting period endorsement (i.e., "tail" coverage) under the Company's insurance and indemnification policy in existence on the date of the Merger Agreement for such individuals, and provided further that neither the Company nor Parent shall be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid by the Company prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount. All rights to indemnification existing in favor of those individuals who are or prior to the date of the Merger Agreement were directors and officers of the Company or any Company Subsidiary (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's Certificate of Incorporation or By-Laws (or similar organizational documents of the relevant Company Subsidiary) (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of the Merger Agreement) in the forms disclosed by the Company to Parent prior to the date of the Merger Agreement, shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time (or, if any claims are pending on such date, until the resolution thereof). From and after the Effective Time, Parent shall cause the Surviving Corporation to comply with its obligations under the section of the Merger Agreement summarized by this paragraph. The section of the Merger Agreement summarized by this paragraph shall survive the consummation of the Merger, is intended to benefit the Indemnified Persons and their heirs and representatives, and shall be binding on the successors and assigns of Parent and the Surviving Corporation.

     Employee Benefits. Pursuant to the Merger Agreement, until the first anniversary of the Effective Time, Parent shall cause the Surviving Corporation to provide health and welfare benefits that are no less favorable, in the aggregate, than those that are available on the date of the Merger Agreement to similarly situated employees of Parent under health and welfare benefit plans maintained by Parent, provided that nothing in the Merger Agreement shall prevent the Surviving Corporation or any of its subsidiaries from making any change in benefits required by applicable law. To the extent permitted under applicable law, each employee of the Company or any Company Subsidiary shall be given credit for all service with the Company or any Company Subsidiary (or service credited by the Company or any Company Subsidiary for purposes of the Company Plans (as defined in the Merger Agreement)) under all employee benefit plans, programs, policies and arrangements maintained by Parent or the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility and vesting, but not for benefit accrual, including for purposes of determining eligibility and vesting for

     - short-term and long-term disability benefits,

     - severance benefits,

     - vacation benefits and

     - benefits under any defined contribution retirement plan.

     The Company agreed to cause all Company Plans that are intended to be "qualified" within the meaning of Section 401(a) of the Code to terminate before the Effective Time. The Company shall, effective at or immediately prior to the Effective Time, cause any Company Plans that it may have to be amended, to the extent, if any, reasonably requested by Parent, for the purpose of permitting the Company Plans to continue to operate in conformity with the Employee Retirement Income Security Act of 1974, as amended ("ERISA") subsequent to the Merger.

     Certain Conditions to the Obligations of the Parties Regarding the Merger. The Merger Agreement provides that the respective obligations of the parties to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

     - if required by applicable law, the Merger Agreement shall have been duly approved and adopted by the holders of at least two-thirds of the outstanding Shares, in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company;

     - no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority that prohibits, restrains or enjoins the consummation of the Merger; and

     - Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer, provided that Parent and Purchaser may not assert this condition if the failure to accept Shares for payment resulted from a breach by Parent or Purchaser.

     Termination and Abandonment. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the Stockholders:

     - by mutual action of the Boards of Directors of Parent and the Company;

     - by either the Company or Parent if (1) any statute, rule, regulation, executive order, decree, ruling or permanent injunction of or by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal shall be in effect and shall have become final and nonappealable, (2) the Offer shall have expired without the prompt acceptance for payment of Shares thereunder or (3) the acceptance for payment of Shares pursuant to the Offer shall not have occurred on or prior to the close of business on May 31, 2001, unless, in any case set forth in such clause (2) or (3), such event has been caused by the breach of the Merger Agreement by the party seeking such termination;

     - by the Company, prior to acceptance for payment of Shares in the Offer, to enter into a definitive written agreement with respect to an Alternative Transaction with a Third Party, provided that, prior to entering into such definitive agreement, the Company shall have given Parent the Notice of Superior Proposal as required by the Merger Agreement, abided in all material respects by all applicable provisions of the section of the Merger Agreement summarized above in the paragraph entitled "Inquiries and Negotiations", paid all amounts owed to Parent pursuant the applicable sections of the Merger Agreement summarized below in the paragraph entitled "Expenses";

     - by Parent, if, prior to the acceptance for payment of Shares in the Offer, the Company Board shall have publicly withdrawn, or proposed to withdraw, or modified or amended, or proposed to modify or amend, in a manner adverse to Purchaser its approval or recommendation of the Merger, the Offer or the Merger Agreement (or shall have failed to make such favorable recommendation) or publicly approved, recommended or endorsed any proposal for, or authorized the Company to enter into, an Alternative Transaction;

     - by the Company if, prior to the acceptance for payment of Shares in the Offer, Parent shall have failed to perform in all material respects its covenants and obligations contained in the Merger Agreement, which failure to perform has not been cured within 15 business days after the giving of notice to Parent;

     - by Parent if, prior to the acceptance for payment of Shares in the Offer, the Company shall have failed to perform in all material respects its covenants and obligations contained in the Merger Agreement, which failure to perform has not been cured within 15 business days after the giving of notice to the Company; or

     - by Parent, if any Person other than Parent or an affiliate of Parent acquires 20% or more of the Shares.

     Any party desiring to terminate the Merger Agreement must give notice to the other party in accordance with the applicable notice section of the Merger Agreement.

     Except as provided in the Merger Agreement, in the event of the termination of the Merger Agreement and the abandonment of the Merger in accordance with the terms of the Merger Agreement, the Merger Agreement shall thereafter become void and have no effect, and no party to the Merger Agreement shall have any liability to any other party to the Merger Agreement or its stockholders or directors or officers in respect thereof, except that nothing in the Merger Agreement shall relieve any party from liability for any breach thereof.

     Expenses. Except as set forth in the Merger Agreement and as summarized below, if the transactions contemplated by the Merger Agreement are not consummated, neither the Company, on the one hand, nor

Parent or Purchaser, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of the Merger Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts; provided, however, that if the Merger Agreement is terminated as a result of the willful and material misrepresentations by a party or the willful and material breach by a party of any of its covenants and agreements contained in the Merger Agreement, such party shall pay the costs and expenses incurred by the other parties in connection with the Merger Agreement. Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Offer Documents and the Schedule 14D-9 and any amendments or supplements thereto and the filing by the parties to the Merger Agreement of the premerger notification and report forms relating to the Merger under the HSR Act. Notwithstanding the foregoing, no such fees and expenses shall be payable by the Company upon a Payment Event if the Company has paid Parent the fee required upon the occurrence of a Payment Event, as discussed below. Furthermore, if any expenses have been previously paid by the Company to the Parent (the "Expense Payment"), any amount subsequently paid by the Company upon a Payment Event shall be decreased by the Expense Payment.

     Pursuant to the Merger Agreement, if a Payment Event (as defined in the Merger Agreement and as discussed below) occurs, the Company shall pay to Parent at the time of such Payment Event a fee of $4.3 million in cash. For purposes of the Merger Agreement, the term "Payment Event" shall mean

     - the termination of the Merger Agreement by the Company pursuant to the section of the Merger Agreement summarized by the third bullet of the paragraph above entitled "Termination and Abandonment,"

     - the termination of the Merger Agreement by Parent pursuant to the section of the Merger Agreement summarized by the fourth bullet of the paragraph above entitled "Termination and Abandonment" or

     - a termination of the Merger Agreement pursuant to the section of the Merger Agreement summarized by clause (2) of the second bullet of the paragraph above entitled "Termination and Abandonment" (except where the expiration of the Offer is due to a breach by Parent), the section of the Merger Agreement summarized by clause (3) of the second bullet of the paragraph above entitled "Termination and Abandonment" (except where the failure to accept for payment of Shares by the close of business on May 31, 2001 is due to a breach by Parent), the section of the Merger Agreement summarized by the sixth bullet of the paragraph above entitled "Termination and Abandonment" or the section of the Merger Agreement summarized by the seventh bullet of the paragraph above entitled "Termination and Abandonment," if

        - prior to such termination (and after the date of the Merger Agreement)
          (x) any Third Party shall have informed the Company (or the Company Board or any officer or director of the Company) that such Person proposes, intends to propose, or will, if the Offer, Merger or any transaction contemplated in the Merger Agreement is delayed, abandoned or not approved by the Stockholders or if any other condition occurs, propose, an Alternative Transaction, or (y) any Third Party or the Company publicly announces (including any filing with any Governmental Entity) that such Person has proposed, intends to propose, or will or may, if the Offer, Merger or any transaction contemplated in the Merger Agreement is delayed, abandoned or not approved by the Stockholders or if any other condition occurs, propose, an Alternative Transaction and

        - within one year after such termination the Company enters into an agreement for, or consummates, an Alternative Transaction (substituting 50% for 20% in the definition thereof) with any Third Party.

     If a Payment Event occurs pursuant to the section of the Merger Agreement summarized by the third bullet above, then notwithstanding the foregoing, the payment required by the foregoing shall be made at the time of the first to occur of the execution of the agreement for, or consummation of, such Alternative Transaction. In no event shall more than one fee be payable under the foregoing.

     The Company acknowledged that the agreements contained in the sections of the Merger Agreement summarized in this section entitled "Expenses" are an integral part of the transactions contemplated by the

Merger Agreement, and that, without these agreements, Parent would not have entered into the Merger Agreement, accordingly, if the Company fails to promptly pay any amount due pursuant to such sections, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount set forth in such sections, the Company shall also pay to Parent its reasonable costs and expenses incurred in connection with such litigation. If Parent commences such a suit and it does not result in such a judgment, Parent shall pay to the Company its reasonable costs and expenses incurred in connection with such litigation.

     Assignability. Neither the Merger Agreement nor any of the parties' rights thereunder shall be assignable by any party thereto without the prior written consent of each other party thereto, and any attempted assignment without such consent shall be void.

     Amendments. The Merger Agreement may be amended or supplemented at any time before or after its approval and adoption by the Stockholders by action of Parent, Purchaser and the Company, without action by the stockholders thereof, provided that, after approval and adoption of the Merger Agreement by the Stockholders, no such amendment or supplement shall, without the required affirmative vote of the Stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive upon the Effective Time pursuant to the applicable sections of the Merger Agreement. Without limiting the generality of the foregoing, the Merger Agreement provides that it may only be amended or supplemented by an instrument in writing signed by the parties thereto.

  TENDER AGREEMENTS AND OTHER AGREEMENTS.

     Tender Agreements. Pursuant to the Tender Agreements, each Identified Stockholder (i.e., Depping 1999 Investment Limited Partnership, Thomas J. Depping, Sandy B. Ho, Redstone Group, Ltd., David C. Shindeldecker and David L. Solomon) agreed to tender, pursuant to the Offer, as promptly as practicable (but no later than five business days) after commencement of the Offer, all Shares then held of record by such Identified Stockholder, or with respect to which such Identified Stockholder is the Beneficial Owner (as defined in each Tender Agreement), as of the date of the commencement of the Offer, and any Shares thereafter acquired by such Identified Stockholder prior to the expiration of the Offer. Each Identified Shareholder also granted an irrevocable proxy to Parent and certain officers of Parent to vote those Shares at any time until (and including) the termination of the Tender Agreement at any meeting of the Stockholders, however called, or in connection with any solicitation of written consents from the Stockholders,

     - in favor of the approval and adoption of the Merger Agreement and the approval of the Merger, and in favor of each of the other actions contemplated by the Merger Agreement,

     - against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) and

     - against any action or agreement that would result in a breach of any covenant, representation or warranty or would result in any obligation or agreement of the Company under the Merger Agreement not being fulfilled or would result in the Company being required to pay to Parent or Purchaser the fee contemplated in Section 8.2 of the Merger Agreement.

     Each Identified Stockholder also agreed that, subject to the fiduciary duty under applicable law of such Identified Stockholder as a director of the Company (if such Identified Stockholder is such a director) as further provided in the Merger Agreement, such Identified Stockholder shall not take any action which in any manner delays, deters or impedes the successful completion of the Offer and the Merger in an expeditious manner. Each Tender Agreement terminates upon the earliest of:

     - the date upon which the Merger Agreement is terminated;

     - the date upon which the Merger is effected;

     - the date upon which all of the Shares owned or later-acquired by such Identified Stockholder are purchased by Parent or Purchaser pursuant to the Offer; and

     - if the following occurs, the date on which the Offer terminates without the prompt purchase of Shares thereunder.

     Each Agreement is filed as an exhibit to the Schedule TO and each is incorporated herein by reference. The foregoing summary of the Tender Agreements is qualified in its entirety by reference to the Tender Agreements.

     Letter Agreement Regarding Confidentiality. Pursuant to a Letter Agreement, dated June 9, 2000, between Parent and the Company (the "Confidentiality Agreement"), Parent agreed to keep confidential certain information made available to Parent for purposes of Parent's consideration of a possible negotiated transaction between Parent and the Company. Parent agreed to keep such information confidential for a period of two years from the date of the Confidentiality Agreement and subject to certain conditions. Pursuant to the Confidentiality Agreement, Parent also agreed that it would inform any of its representatives of the requirements of the Confidentiality Agreement. Parent also agreed not to use the information provided for any purpose other than determining whether to enter into a transaction involving the Company. The Confidentiality Agreement is filed as an exhibit to the Schedule TO and is incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the Confidentiality Agreement.

  OTHER MATTERS.

     Effects of Inability to Consummate the Merger. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, Purchaser will be merged with and into the Company. If, following the Offer, approval of the Stockholders is required by applicable law in order to consummate the Merger, the Company will submit the Merger to the Stockholders for approval. If the Merger is submitted to the Stockholders for approval, the Merger will require the approval of the holders of not less than two-thirds of the shares of the Company then entitled to be voted in an election of directors, voting together as a single class, including the Shares owned by Purchaser. If the Offer is consummated, and the Minimum Condition is satisfied without being reduced or waived, Purchaser will be able to approve the Merger without the vote of any other Stockholder.

     If the Merger is consummated, Stockholders who elected not to tender their Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer, subject to their rights to exercise appraisal rights.

     If, following the consummation of the Offer, the Merger is not consummated, Parent will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer. Under the Merger Agreement, effective upon the acceptance for payment of any Shares pursuant to the Offer, and from time to time thereafter, Parent shall be entitled to designate the number of directors rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this requirement) multiplied by (2) the percentage that the number of Shares beneficially owned by Parent or Purchaser following the acceptance for payment of Shares pursuant to the Offer bears to the total number of Shares outstanding, and the Company shall promptly take all action necessary to cause each of such designees of Parent to be elected or appointed to the Company Board, including increasing the size of the Company Board and seeking, accepting and securing resignations of incumbent directors. At such time, and from time to time thereafter, to the extent requested by Parent, the Company shall use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Company Board that represents the same percentage as the designee's of Parent (as described in the preceding sentence) represent on the Company Board. As a result of its ownership of such Shares and right to designate nominees for election to the Company Board and for appointment to its committees, Parent indirectly will be able to influence decisions of the Company Board, its committees and the decisions of Purchaser as a stockholder of the Company. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

     If Parent controls more than 50% of the outstanding Shares following the consummation of the Offer (including through Purchaser), but the Merger is not consummated, stockholders of the Company, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

     Statutory Requirements. Under the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board and, unless Parent shall directly or indirectly acquire 90% or more of the outstanding Shares, the affirmative vote of the holders of two-thirds of the outstanding Shares, including the Shares held by Purchaser and its affiliates, is required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

     The Company Board acting by unanimous vote of all directors present has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and each Tender Agreement, each in accordance with the requirements of the DGCL. Unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further action by the Stockholders will be required to complete the Merger), the only remaining required corporate action of the Company to effect the Merger will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the outstanding Shares.

     Under Section 253 of the DGCL, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Stockholders. In such event, Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Stockholders. If Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Stockholders would be required under the DGCL.

     Pursuant to the Merger Agreement, the Company shall call a Stockholders' Meeting to be held as promptly as practicable upon the purchase of Shares by Purchaser pursuant to the Offer (provided the Minimum Condition has been satisfied) for the purpose of voting upon the approval of this Agreement and the Merger. However, in the event that Parent, Purchaser or any other subsidiary of Parent acquires, directly or indirectly, at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto will take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL without a meeting of the Stockholders as soon as practicable after the acceptance for payment and purchase of the Shares by Parent and Purchaser pursuant to the Offer.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, in connection with the Merger, Stockholders would have certain rights to dissent and demand an appraisal of their Shares under Section 262 of the DGCL. Dissenting Stockholders who comply with the requisite statutory procedures under the DGCL would be entitled to a judicial determination of the fair value of their Shares. Any judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Per Share Amount and the market value of the Shares, including asset values and the investment value of the Shares. The value as so determined could be more or less than the Per Share Amount. Failure to precisely follow the steps required by
Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights.

     If a Stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, such Stockholder's right to appraisal as provided in the DGCL, the Shares of that Stockholder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw such Stockholder's demand for appraisal by delivering to the Company a written withdrawal of such demand for appraisal and acceptance of the Merger as required by the DGCL.

     The foregoing summary of the rights of Dissenting Stockholders does not purport to be a complete statement of the procedures to be followed by Stockholders desiring to exercise any available appraisal rights.

     THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger, unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the SEC and disclosed to minority Stockholders prior to consummation of the Merger.

SECTION 12. DIVIDENDS AND DISTRIBUTIONS.

     As described in Section 11, the Company agreed that from the date of the Merger Agreement to the time that the Parent Designees constitute a majority of the members of the Company Board, unless Parent shall otherwise consent in advance in writing or to the extent described in the relevant disclosure schedule to the Merger Agreement or as otherwise expressly contemplated by the Merger Agreement, neither the Company nor any Company Subsidiary shall:

     - amend its Certificate of Incorporation or By-Laws;

     - issue, sell, pledge or dispose of any shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or any stock appreciation rights, performance shares or phantom stock based upon the value of any capital stock or designate any class or series of preferred stock, provided that the Company may issue Shares upon the exercise of outstanding (as of the date of the Merger Agreement) Company Stock Options listed in the relevant disclosure schedule to the Merger Agreement;

     - split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid to the Company or to any wholly-owned subsidiary);

     - redeem, purchase, acquire or offer to acquire any shares of, or securities convertible into or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock or any options, warrants or rights of any kind to acquire any shares of its capital stock; or

     - amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Stock Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security.

SECTION 13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, THE NASDAQ
            NATIONAL MARKET LISTING AND EXCHANGE ACT REGISTRATION.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly will have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction will cause future market prices to be greater or less than the Per Share Amount.

     The Nasdaq National Market Listing. The Shares are listed on The Nasdaq National Market. According to the published guidelines of The Nasdaq National Market, the Shares might no longer be eligible for listing on The Nasdaq National Market if, among other things, either

     - the number of Shares publicly held is less than 750,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $5,000,000, the net tangible assets of the Company are less than $4,000,000 and there are fewer than two registered and active marketmakers for the Shares or

     - the number of Shares publicly held is less than 1,100,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $15,000,000, there are fewer than four registered and active marketmakers and either

        - the Company's market capitalization is less than $50,000,000 or

        - the total assets and total revenue of the Company for the most recently completed fiscal year or two of the three most recently completed fiscal years are less than $50,000,000.

     Shares held directly or indirectly by directors or officers of the Company or beneficial owners of more than 10% of the Shares are not considered as being publicly held for purposes of determining compliance with these criteria.

     If the Shares cease to be listed on The Nasdaq National Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), The Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration of the Shares may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange, The Nasdaq Stock Market or the OTC Bulletin Board and there are fewer than 300 holders of record of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to the Stockholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of
Section 14(a) that the Company furnish to the Stockholders proxy materials in connection with Stockholders' meetings and the related requirement to furnish an annual report to holders of Shares. Further, the ability of affiliates of the Company and persons holding restricted securities of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on The Nasdaq Stock Market or the OTC Bulletin Board. It is the current intention of Parent to cause the Company to apply for termination of registration of the Shares after the consummation of the Offer if the requirements for termination of registration are met.

     Margin Regulations. The Shares currently are "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer, the Shares would cease to constitute "margin securities" for the purpose of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for margin loans made by brokers.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer or the Merger Agreement, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer (subject to the provisions of the Merger Agreement), and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered shares after termination of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer and may postpone the acceptance for payment or payment for any Shares tendered, and may amend or terminate (if, when and as permitted by the Merger Agreement) the Offer, if (1) the Minimum Condition has not been satisfied, (2) any applicable waiting period under the HSR Act has not expired or been terminated before the

Expiration Date or (3) at any time after the date of the Merger Agreement, and before acceptance for payment of any Shares, any of the following events shall occur and be continuing:

     - there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign court or other Governmental Entity which directly or indirectly

        - prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger,

        - renders Purchaser unable to accept for payment or pay for some or all of the Shares,

        - imposes material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Stockholders,

        - prohibits or imposes any material limitations on Parent's direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company's businesses or assets,

        - compels Parent or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Parent and their respective subsidiaries which would be material in the context of the Company and the Company Subsidiaries taken as a whole,

        - obliges the Company, Parent or any of their respective subsidiaries to pay material damages in connection with the transactions contemplated by the Merger Agreement or

        - otherwise constitutes a Material Adverse Effect on the Company or, as a result of the transactions contemplated by the Merger Agreement, Parent;

     - there shall be instituted by any Governmental Entity and pending any action or proceeding before any United States or foreign court or governmental entity or authority of competent jurisdiction seeking any order, decree or injunction having any effect set forth in the preceding bullet point (including its sub-bullet points);

     - the

        - representations and warranties of the Company contained in Section 3.5 of the Merger Agreement (relating to the capitalization of the Company) shall not be true and correct in all material respects either when made or on and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties expressly made as of an earlier date, in which case as of such date),

        - representations and warranties of the Company in the Merger Agreement (other than those described in the preceding sub-bullet) shall not be true and correct either when made or on and as of the Expiration Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct (without giving effect to any materiality qualifiers) which, individually or in the aggregate, would not constitute a Material Adverse Effect on the Company or

        - Company shall have failed to perform in any material respects its covenants and obligations contained in the Merger Agreement, which failure to perform has not been cured within ten business days after the giving of written notice to the Company;

     - except as disclosed in the Company SEC Filings (as defined in the Merger Agreement) or the relevant disclosure schedule to the Merger Agreement (relating to the absence of certain charges or events) supplied on the date of the Merger Agreement, there shall have occurred since December 31, 2000 one or more events, occurrences, states or actions that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company;

     - the Company Board shall have publicly withdrawn, or modified or changed in a manner adverse to Parent and Purchaser (including by amendment of the Schedule 14D-9), its approval or recommendation of the Offer, the Merger or the Merger Agreement, or shall have failed to make such favorable recommendation, or accepted, approved or recommended an Alternative Transaction, or the Company Board shall have resolved to do any of the foregoing, or publicly announced an intention to do any of the foregoing;

     - any Person or "group" (as defined in Section 13(d)(3) of the Exchange
       Act), other than Parent or its affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares; or

     - the Merger Agreement shall have terminated in accordance with its terms;

which in the reasonable judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

SECTION 15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL. Except as otherwise set forth in the Merger Agreement and this Offer to Purchase, based upon an examination of publicly available information filed by the Company with the SEC, neither Purchaser nor Parent is aware of (1) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of the Shares (and the indirect acquisition of the shares of the Company's subsidiaries) pursuant to the Offer or the Merger or (2) any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of the Shares (or the indirect acquisition of the shares of the Company's Subsidiaries) by Purchaser as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. However, except as otherwise set forth in the Merger Agreement or this Offer to Purchase, Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to Purchaser's right to delay or decline to purchase Shares if any of the conditions described in Section 14 shall not have been satisfied). There can be no assurance that any such approval or other action, if needed, could be obtained, or could be obtained without substantial conditions, or that adverse consequences might not result to the business of the Company, Parent or Purchaser or that certain parts of the businesses of the Company, Parent or Purchaser might not have to be disposed of or held separately or other substantial conditions complied with in order to obtain such approval or other action, certain of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions discussed in Section 14, including conditions relating to the legal matters discussed in this Section 15.

     STATE TAKEOVER STATUTES. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Parent and Purchaser reserve the right to assert that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

     Section 203 of the DGCL prohibits a Delaware corporation such as the Company from engaging in a "business combination" (which term includes a variety of transactions, including mergers) with an "interested stockholder" (which term includes a person that is the beneficial owner of 15% or more of the subject corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless, among other things, prior to the time that such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. The provisions of Section 203 of the DGCL are not applicable to the Merger Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated in the Merger Agreement because the Merger Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated in the Merger Agreement were approved by the Company Board prior to the execution of the Merger Agreement and the Tender Agreements.

     Based on information supplied by the Company and the Company's representations in the Merger Agreement, neither Purchaser nor Parent believes that any other state takeover statutes or regulations apply to the Merger Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated in the Merger Agreement. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Merger Agreement, the Offer, the Merger, the Tender Agreements or the other transactions contemplated in the Merger Agreement and nothing in this Offer to Purchase or any action taken in connection with the Merger Agreement, the Offer, the Merger, the Tender Agreements or the other transactions contemplated in the Merger Agreement is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Merger Agreement, the Offer, the Merger, the Tender Agreements or the other transactions contemplated in the Merger Agreement and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger Agreement, the Offer, the Merger, the Tender Agreements and the other transactions contemplated in the Merger Agreement, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to the HSR Act requirements. See Section 2 and Section 14.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification and Report Form with respect to the Offer, which Parent submitted on February 22, 2001. The waiting period under the HSR Act will expire at 11:59 p.m., New York City time, 15 days after that filing date, unless early termination of the waiting period were granted or Parent received a request from the Antitrust Division or the FTC for additional information or documentary material prior thereto. If such a request is made, the waiting period applicable to the Offer will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Thereafter, the waiting period may be extended by court order or by consent of Parent. A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-calendar day HSR Act waiting period will be terminated early.

     Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period under the HSR Act.

     Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See Section 2 and Section 14. Subject to

Section 4 of this Offer to Purchase, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If Purchaser's acquisition of Shares is delayed due to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Although Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the outcome will be.

SECTION 16. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. In connection with the Offer, Purchaser has retained

     - Morrow & Co., Inc. to act as the Information Agent,

     - EquiServe Trust Company, N.A. to act as the Disbursing Agent and

     - First Union Securities, Inc. to act as Dealer Manager.

     The Information Agent and the Dealer Manager may contact Stockholders by mail, telephone, telegraph and personal interview and may request brokers, dealers and other nominee Stockholders to forward the Offer materials to beneficial owners. The Information Agent, the Disbursing Agent and the Dealer Manager will receive reasonable and customary compensation for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses, including the fees and expenses of legal counsel. Purchaser and Parent have also agreed to indemnify the Information Agent, the Disbursing Agent and the Dealer Manager against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

SECTION 17. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Parent nor Purchaser is aware of any jurisdiction where the making of the Offer or the acceptance thereof would be in violation of the laws of such jurisdiction. Subject to the terms of the Merger Agreement, if Parent or Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed the Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. The Schedule TO, the Schedule 14D-9 and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC (except that they will not be available at the regional offices of the SEC) in the manner set forth in Section 8 of this Offer to Purchase.

                                                                     AMTRS CORP.

FEBRUARY 27, 2001

                                   SCHEDULE I

             DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, PURCHASER
                              AND AMERICAN EXPRESS

     1. DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN EXPRESS COMPANY. The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of American Express. The business address of each director and executive officer is 200 Vesey Street, New York, New York 10285, unless otherwise set forth below. All directors and officers listed below are citizens of the United States, unless otherwise set forth below.

                                PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT, BUSINESS ADDRESS
NAME AND AGE                          AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------                    -------------------------------------------------------------
Daniel F. Akerson (52)          Director, 1995 to present. Chairman and Chief Executive
                                Officer, XO Communications, Inc., a company that provides
                                high quality broadband communications services to businesses over fiber optic facilities, located at 11111 Sunset Hills
                                Road, 5th Floor, Reston, VA 20190, 1999 to present. Chairman,
                                Nextel Communications, Inc., a domestic and international
                                digital wireless communications company, located at 2001
                                Edmund Halley Drive, Reston, VA 20191, 1996 to present, and
                                Chief Executive Officer, Nextel Communications, Inc., 1996 to
                                1999.
Edwin L. Artzt (70)             Director, 1995 to present. Retired Chairman of the Board and
                                Chief Executive Officer, The Procter & Gamble Company, a
                                worldwide consumer products company, located at One Procter &
                                Gamble Plaza, Cincinnati, OH 45202-3315. Chairman of the
                                Executive Committee, 1995 to 1999, Chairman of the Board and
                                Chief Executive Officer, 1990 to 1995.
William G. Bowen (67)           Director, 1988 to present. President, The Andrew W. Mellon
                                Foundation, a not-for-profit corporation engaged in
                                philanthropy, located at 140 East 62nd Street, New York, NY
                                10021, 1988 to present.
Anne M. Busquet (51)            President, Interactive Services and New Businesses, of
                                Parent, 2000 to present. President, American Express
                                Relationship Services, of Parent, 1995 to 2000.
Kenneth I. Chenault (49)        Director, 1997 to present. Chief Executive Officer, 2001 to present. President and Chief Operating Officer, 1997 to 2001.
                                President and Chief Executive Officer, of Parent, 1997 to
                                present. Vice Chairman, 1995 to 1997.
James M. Cracchiolo (42)        Group President, Global Financial Services, of Parent, 2000
                                to present. President, International, of Parent, 1998 to
                                2000. President, Global Network Services, of Parent, 1996 to
                                1998.
Robert L. Crandall (65)         Director, 1999 to present. Former Chairman and Chief
                                Executive Officer, AMR Corp. and American Airlines, Inc., a
                                company engaged in air transportation, information systems and diversified services, located at The Tower at Williams
                                Square, 5215 N. O'Connor Boulevard, Irving, TX 75039, 1985 to
                                1998, Chairman and Chief Executive Officer, 1985 to 1998.
Gary L. Crittenden (47)         Executive Vice President and Chief Financial Officer, 2000 to
                                present. Senior Vice President and Chief Financial Officer of
                                Monsanto, a life sciences and agricultural company, located at 800 North Lindbergh Blvd., St. Louis, MO 63167, 1998 to
                                2000. Chief Financial Officer of Sears Roebuck & Co., a
                                multi-line retailer, located at 3333 Beverly Road, Hoffman
                                Estates, IL 60179, 1995 to 1998.

                                PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT, BUSINESS ADDRESS
NAME AND AGE                          AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------                    -------------------------------------------------------------
Ursula F. Fairbairn (58)        Executive Vice President, Human Resources and Quality, 1996
                                to present. Senior Vice President, Human Resources, Union
                                Pacific Corporation, a rail transportation and trucking
                                company, located at 1416 Dodge Street, Omaha, NE 68179, 1990 to 1996.
Edward P. Gilligan (41)         Group President, Global Corporate Services, of Parent, 2000
                                to present. President, Corporate Services, of Parent, 1996 to
                                2000.
Harvey Golub (62)               Director, 1990 to present. Chairman, 1993 to present, Chief
                                Executive Officer, 1993 to 2000. Chairman, of Parent, 1991 to
                                present.
Beverly Sills Grennough (71)    Director, 1990 to present. Chairman, Lincoln Center for the
                                Performing Arts, a major center for performing arts, located at 165 West 65th Street, 9th Floor, New York, NY 10023, 1994
                                to present.
John D. Hayes (46)              Executive Vice President, Global Advertising and Brand
                                Management, 1995 to present.
David C. House (51)             Group President, Global Establishment Services and Travelers
                                Cheque Group, of Parent, 2000 to present. President,
                                Establishment Services Worldwide, of Parent, 1995 to 2000.
F. Ross Johnson (69)            Director, 1986 to present. Chairman and Chief Executive
                                Officer, RJM Group, a management advisory and investment
                                firm, located at 200 Galleria Parkway, N.W., Suite 970,
                                Atlanta, GA 30339, 1989 to present.
Vernon E. Jordan, Jr. (65)      Director, 1977 to present. Senior Managing Director, Lazard
                                Inc., an investment banking firm, located at 30 Rockefeller
                                Plaza, New York, NY 10020, 2000 to present. Of counsel, Akin,
                                Gump, Strauss, Hauer & Feld, L.L.P., a law firm, located at
                                1333 New Hampshire Ave., N.W., Washington, D.C., 2000 to
                                present, and Senior Partner, 1982 to 1999.
Alfred F. Kelly, Jr. (42)       Group President, U.S. Consumer and Small Business Services,
                                of Parent, 2000 to present. President, Consumer Card Services
                                Group, of Parent, 1998 to 2000. Executive Vice President and
                                General Manager of Consumer Marketing, of Parent, 1997 to
                                1998. Executive Vice President of Customer Loyalty, of
                                Parent, 1995 to 1997.
Jan Leschly (60)                Director, 1997 to present. Chairman and Chief Executive
                                Officer, Care Capital LLC, a private equity firm, located at
                                Princeton Overlook I, 100 Overlook Center and Route 1,
                                Princeton, NJ 08540, 2000 to present. Chief Executive and
                                Director, SmithKline Beecham, a company that develops and
                                markets pharmaceuticals and over-the-counter medicines,
                                located at One New Horizon Court, Brentford, Middlesex,
                                England, TW8 9EP, 1994 to 2000. Mr. Leschly is a citizen of
                                Denmark.
Jonathan S. Linen (57)          Vice Chairman, 1993 to present.
Richard A. McGinn (54)          Director, 1998 to present. Former Chairman and Chief
                                Executive Officer, Lucent Technologies, Inc., a company that develops and manufactures communications systems and
                                software, located at 600 Mountain Avenue, Murray Hill, NJ
                                07974, Chairman and Chief Executive Officer, 1996 to 2000.
                                Executive Vice President, AT&T Corp. and Chief Executive
                                Officer of AT&T Network Systems Group, a telecommunications provider, located at 32 Avenue of the Americas, New York, NY
                                10013, 1994 to 1996.
Louise M. Parent (50)           Executive Vice President and General Counsel, 1993 to
                                present.

                                PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT, BUSINESS ADDRESS
NAME AND AGE                          AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------                    -------------------------------------------------------------
Frank P. Popoff (65)            Director, 1990 to present. Former Chairman and Chief
                                Executive Officer, The Dow Chemical Company, a company that produces chemicals and chemical products, Chairman of the
                                Board, located at 2030 Dow Chemical Center, Midland, MI
                                48674, 1995 to 2000, and Chief Executive Officer, 1987 to
                                1995.
Glen Salow (45)                 Executive Vice President and Chief Information Officer, 2000
                                to present. Senior Vice President, E-Commerce, United States
                                Card and Travel Services, of Parent, December 1999 to 2000.
                                Senior Vice President, Information Technology Strategy and
                                Global Platform Development, of Parent, April 1999 to
                                December 1999. Senior Vice President, Operations, of Parent,
                                1997 to 1999. Chief Information Officer, Aetna Retirement
                                Services, Aetna Life and Casualty, a health benefits company, located at 151 Farmington Ave., Hartford, CT 06156, 1995 to
                                1997.
Thomas Schick (54)              Executive Vice President, Corporate Affairs and
                                Communications, 1993 to present.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of Parent. The business address of each director and executive officer is 200 Vesey Street, New York, New York 10285, unless otherwise set forth below. All directors and officers listed below are citizens of the United States.

                                PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT, BUSINESS ADDRESS
NAME AND AGE                          AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------                    -------------------------------------------------------------
Anne M. Busquet (51)            President, Interactive Services and New Businesses, 2000 to
                                present. President, American Express Relationship Services,
                                1995 to 2000.
Kenneth I. Chenault (49)        Director, 1995 to present. Chief Executive Officer, of
                                American Express, 2001 to present. President and Chief
                                Operating Officer, of American Express, 1997 to 2001.
                                President and Chief Executive Officer, 1997 to present. Vice
                                Chairman, of American Express, 1995 to 1997.
James M. Cracchiolo (42)        Group President, Global Financial Services, 2000 to present.
                                President, International, 1998 to 2000. President, Global
                                Network Services, 1996 to 1998.
Edward P. Gilligan (41)         Group President, Global Corporate Services, 2000 to present.
                                President, Corporate Services, 1996 to 2000.
Harvey Golub (62)               Director, 1988 to present. Chairman, of American Express,
                                1993 to present. Chairman, 1991 to present. Chief Executive
                                Officer, of American Express, 1993 to 2000.
David C. House (51)             Group President, Global Establishment Services and Travelers
                                Cheque Group, 2000 to present. President, Establishment
                                Services Worldwide, 1995 to 2000.
Alfred F. Kelly, Jr. (42)       Group President, U.S. Consumer and Small Business Services,
                                2000 to present. President, Consumer Card Services Group,
                                1998 to 2000. Executive Vice President and General Manager of
                                Consumer Marketing, 1997 to 1998. Executive Vice President of
                                Customer Loyalty, 1995 to 1997.
Louise M. Parent (50)           Director, 1993 to present. General Counsel, 1995 to present.
Jay Stevelman (54)              Senior Vice President and Treasurer, 1992 to present.

     3. DIRECTORS AND EXECUTIVE OFFICERS OF AMTRS CORP. The following table sets forth the name, business address, present principal occupation or employment and five-year employment history of the directors and executive officers of Purchaser. The business address of each director and executive officer is 200 Vesey Street, New York, New York 10285, unless otherwise set forth below. All directors and officers listed below are citizens of the United States.

                                PRESENT PRINCIPAL OCCUPATION AND EMPLOYMENT, BUSINESS ADDRESS
NAME AND AGE                          AND MATERIAL POSITIONS DURING THE LAST FIVE YEARS
------------                    -------------------------------------------------------------
Bradley Alexander (33)          Director, 2001 to present. Vice President and Treasurer, 2001 to present. Vice President, Finance, Small Business Services, of Parent, 1999 to present. Vice President, Finance, Small
                                Business Banking Division, First Union National Bank, a
                                provider of commercial and retail banking and trust services through full-service banking offices, located at Two First
                                Union Center, Charlotte, NC 28288, 1996 to 1999. Assistant
                                Vice President, Finance, Corporate Development, First Union
                                Corporation, in the same business described above, at the
                                address listed above, 1994 to 1996.
Stephen P. Norman (58)          Director, 2001 to present. Vice President and Secretary, 2001 to present. Secretary, of American Express, 1982 to present.
Richard Tambor (39)             Director, 2001 to present. President, 2001 to present. Senior
                                Vice President and General Manager, Small Business Services
                                Financial Services, of Parent, 2001 to present. General
                                Manager, Credit Card and Lending, of Parent, 1999 to 2001.
                                Senior Vice President and Chief Credit Officer, Small
                                Business Services Risk Management, of Parent, 1997 to 2001.
                                Vice President Customer Management and General Manager
                                Institutional Risk Management, of Parent, 1996 to 1997.

     The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Disbursing Agent at one of its addresses set forth below.

            The Disbursing Agent (and Depositary) for the Offer is:

                         EQUISERVE TRUST COMPANY, N.A.

              By Mail:                         By Overnight Courier:                        By Hand:
    EquiServe Trust Company, N.A.          EquiServe Trust Company, N.A.          EquiServe Trust Company, N.A.
          Corporate Actions                      Corporate Actions             c/o Securities Transfer & Reporting
            P.O. Box 2527                           Suite 4660                           Services, Inc.
     Jersey City, NJ 07303-2527                525 Washington Blvd.              100 William Street -- Galleria
      Re: SierraCities.com Inc.                Jersey City, NJ 07310                   New York, NY 10038

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DISBURSING AGENT.

     Any questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and related materials may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                          [MORROW & CO., INC. LOGO]

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                          Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                        E-mail: sierra.info@morrowco.com

                      The Dealer Manager for the Offer is:

                               [FIRST UNION LOGO]

                      301 South College Street, 4th Floor
                              Charlotte, NC 28288
                                 (704) 715-6000